Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

by and between

WESTERN DIGITAL CORPORATION

and

SANDISK CORPORATION

dated as of

[●]

i

	5.3	Privileged Matters	39
6.	ADDITIONAL AGREEMENTS		41
	6.1	Further Assurances; Cooperation	41
	6.2	Removal of Tangible Assets	42
	6.3	Guarantees	42
	6.4	Insurance Matters	43
	6.5	Casualty and Condemnation	44
	6.6	Confidentiality	45
	6.7	Receipt of Communications; Payments	46
	6.8	Real Property Transfer Obligations	46
	6.9	[Non-Competition	47
	6.10	Specified Trademarks	47
7.	CONDITIONS		47
	7.1	Conditions to the Distribution	47
8.	DISPUTE RESOLUTION		49
	8.1	Negotiation	49
9.	MISCELLANEOUS		49
	9.1	Expenses	49
	9.2	Entire Agreement	50
	9.3	Governing Law	50
	9.4	Specific Performance; Jurisdiction	50
	9.5	Waiver of Jury Trial	51
	9.6	Notices	51
	9.7	Amendments and Waivers	52
	9.8	Termination	52
	9.9	No Third-Party Beneficiaries	53
	9.10	Assignability; Binding Effect	53
	9.11	Priority of Agreements	53
	9.12	Survival of Covenants	53
	9.13	Construction	53
	9.14	Severability	54
	9.15	Counterparts	55
	9.16	Plan of Reorganization	55
10.	DEFINITIONS		55
	10.1	Defined Terms	55
	10.2	Other Defined Terms	69

ii

Exhibits

Exhibit A	Form of Tax Matters Agreement

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Transitional Trademark License Agreement

Exhibit D	Form of Intellectual Property Cross-License Agreement

Exhibit E	Form of Stockholder and Registration Rights Agreement

Exhibit F	Form of Employee Matters Agreement

iii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [●] by and between Western Digital Corporation, a Delaware corporation (“WDC”), and Sandisk Corporation, a Delaware corporation and wholly owned Subsidiary of WDC (“Spinco”) (each, a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 10.

RECITALS

WHEREAS, WDC, directly and indirectly through its wholly owned Subsidiaries, is engaged in the Flash Business;

WHEREAS, the Board of Directors of WDC (the “WDC Board”) has determined that it is advisable and in the best interests of WDC and WDC’s stockholders to separate the Flash Business from the other businesses of WDC (the “Separation”) and to divest the Flash Business in the manner contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, on the terms and subject to the conditions set forth herein, in order to effect such separation, WDC has undertaken the Internal Restructuring and, in connection therewith, will effect the Spinco Contribution and, in exchange therefor, Spinco shall (i) issue to WDC additional shares of Spinco Common Stock and (ii) pay the Spinco Dividend to WDC;

WHEREAS, following, and as a result of, the Internal Restructuring and the Spinco Contribution, it is intended that Spinco, through its wholly owned subsidiaries, operate and conduct the Flash Business on a standalone basis;

WHEREAS, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Spinco Contribution and the payment of the Spinco Dividend, WDC shall own all of the issued and outstanding shares of Spinco Common Stock and shall effect the distribution of 80.1% of such outstanding shares of Spinco Common Stock to the holders of WDC Common Stock in accordance with Section 3.1 hereof (the “Distribution”);

WHEREAS, following the Distribution, WDC shall retain 19.9% of the outstanding shares of Spinco Common Stock (the “Retained Stock”) and within twelve (12) months following the Distribution Date effect one or more distributions of the Retained Stock (i) to holders of WDC stock as dividends or in exchange for outstanding shares of WDC stock (any such distribution, a “Clean-Up Distribution”) and/or (ii) through one or more transfers of the Retained Stock to certain Persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of WDC (the “Exchange Debt”) held by the Debt Exchange Parties as principals for their own account (any such distribution, a “Debt Exchange” and together with any Clean-Up Distribution, a “Subsequent Distribution”);

WHEREAS, for U.S. federal income Tax purposes, (i) it is intended that the Spinco Contribution, taken together with the Distribution and any Subsequent Distribution, will qualify for non-recognition of gain and loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code and (ii) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	TRANSFER OF THE FLASH BUSINESS

1.1 Transfer of Assets. Except as provided in Section 1.8(b), at or prior to the Separation Time, WDC shall assign, transfer, convey and deliver (“Convey,” and such a transaction, a “Conveyance”) (and shall cause any applicable Subsidiary to Convey) to Spinco or one or more Spinco Subs in accordance with the Separation Plan attached hereto as Schedule 1.1 (the “Separation Plan”) and the other terms and conditions of this Agreement, and Spinco shall accept from WDC, and shall cause any applicable Spinco Sub to accept, the Flash Assets (as defined below) and all of WDC’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in, to and under all Flash Assets (other than any Flash Assets that as of the Separation Time are already Assets of Spinco or a Spinco Sub, which Flash Assets shall continue to be Assets of Spinco or such Spinco Sub after the Separation Time and shall, at the Separation Time, be free and clear of all Liens (other than Permitted Liens)).

1.2 Assumption of Liabilities. At or prior to the Separation Time, (1) WDC shall Convey (or shall cause any applicable Subsidiary to Convey) to Spinco or one or more Spinco Subs, in accordance with the Separation Plan and the other terms and conditions of this Agreement, all of the Flash Liabilities (other than those Flash Liabilities that as of the Separation Time are already Liabilities of Spinco or a Spinco Sub, all of which, for purpose of clarity, shall continue to be Liabilities of Spinco or such Spinco Sub after the Separation Time), and (2) Spinco shall, or shall cause any applicable Spinco Sub(s), to assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, all Flash Liabilities, in accordance with their respective terms. As between members of the WDC Group, on the one hand, and members of the Spinco Group, on the other hand, following the Separation Time, the members of the Spinco Group, on a joint and several basis, will be solely responsible for all Flash Liabilities in accordance with their terms (without regard to any such terms that make or would make any member of the WDC Group in any manner liable therefor).

1.3 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.8(b), at or prior to the Separation Time: (i) WDC shall cause Spinco and any applicable Spinco Sub to Convey to WDC or an appropriately capitalized Subsidiary of WDC (as WDC may designate), in accordance with the Separation Plan and the other terms and conditions of this Agreement, any Excluded Assets that it owns, leases or has any right to use, and WDC shall accept from Spinco or such Spinco Sub, or shall cause any designated Subsidiary of WDC to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets and (ii) WDC shall cause Spinco and any applicable Spinco Sub to Convey to WDC or an appropriately capitalized Subsidiary of WDC (as WDC may designate), in accordance with the Separation Plan and the other terms and conditions of this Agreement, any Excluded Liability for which Spinco or Spinco Sub is otherwise responsible, and WDC shall assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, or shall cause the designated Subsidiary of WDC to assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, any and all of such Excluded Liabilities in accordance with their respective terms. As between members of the WDC Group, on the one hand, and members of the Spinco Group, on the other hand, following the Separation Time, the members of the WDC Group, on a joint and several basis, will be solely responsible for all Excluded Liabilities in accordance with their terms (without regard to any such terms that make or would make any member of the Spinco Group in any manner liable therefor).

1.4 Misallocated Transfers. In the event that, at any time from and after the Separation Time, WDC or Spinco (or any member of the WDC Group or the Spinco Group, as applicable) discovers or is notified that it or one of its controlled Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group, as the case may be, pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Asset or Liability shall be deemed a Flash Asset, Excluded Asset, Flash Liability or Excluded Liability, as applicable, for all purposes hereunder, and such Party shall use commercially reasonable efforts to promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume, perform, satisfy, discharge and fulfill when due such Liability) for no further consideration other than set forth in this Agreement or such Ancillary Agreement. Prior to any such transfer, such Asset shall constitute a Deferred Asset and be held in accordance with Section 1.8(b).

1.5 Flash Assets; Excluded Assets.

(a) For purposes of this Agreement, “Flash Assets” shall mean all of WDC’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets existing as of immediately prior to the Separation Time:

(i) (A) Spinco Owned Real Property, as set forth on Schedule 1.5(a)(i)(A), and all rights and interests of WDC or its Subsidiaries with respect thereto; (B) the Spinco Leases, as set forth on Schedule 1.5(a)(i)(B), and all rights and interests of WDC or its Subsidiaries thereunder; and (C) any other owned or leased real property used or held for use primarily in the operation of the Flash Business (collectively, “Spinco Real Property”);

(ii) all issued and outstanding capital stock of, or other equity or ownership interests in, the Subsidiaries of WDC contemplated to be owned (directly or indirectly) by Spinco immediately prior to the Separation Time pursuant to the Separation Plan and the Internal Restructuring (such Subsidiaries, the “Spinco Subs”);

(iii) excluding Personnel IT Assets and Non-Personnel IT Assets, (A) all of the office equipment, furnishings, fixtures and other tangible assets and (B) all of the Tools, in each case, either (x) physically located in Spinco Real Property (other than any such assets that are exclusively related to, or exclusively used or held for use in, the non-Flash Business) or primarily related to, or primarily used or held for use in, the Flash Business, or (y) otherwise used, or held for use, primarily in the operation of the Flash Business and, in each case, including any leases primarily related thereto;

(iv) subject to Section 1.8, Permits granted to WDC or any of its Subsidiaries that are used, or held for use, primarily in the Flash Business (including any pending applications for such Permits) (the “Flash Permits” and to the extent such Flash Permits may be assigned, the “Transferable Permits”);

(v) all rights to causes of action, lawsuits, judgments, claims (including, subject to Sections 6.4 and 6.5, third-party insurance claims under policies that are an Excluded Asset pursuant to Section 1.5(b)(vi)), counterclaims, demands or enforcement rights of any kind of WDC, its Affiliates, or any member of the Spinco Group or against a Person to the extent such causes of action, lawsuits, judgments, claims, counterclaims, demands or enforcement rights relate to the Flash Business, a Flash Asset or a Flash Liability, including all claims made as of the Separation Date;

(vi) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are used, or held for use, primarily in the Flash Business;

(vii) all Spinco IP and all right, title and interest therein, including all Ancillary IP Rights therein;

(viii) all Non-Personnel IT Assets set forth on Schedule 1.5(a)(viii) (the “Spinco Non-Personnel IT”);

(ix) all Personnel IT Assets that are primarily used by any directors, officers, partners, managers, employees or agents of any member of the Spinco Group;

(x) excluding Personnel IT Assets, Non-Personnel IT Assets and Tools, all Technology (including Software and Source Code in Software) owned by or licensed to WDC or any of its Affiliates (including Spinco and the Spinco Subs) that is primarily used, or primarily held for use, for the research, development, design or manufacture of Flash Business Products;

(xi) all rights with respect to third-party warranties to the extent related to the Flash Assets;

(xii) (A) all Contracts (excluding Spinco Leases and IP Contracts) that are exclusively related to the Flash Business, (B) all IP Contracts (excluding Excluded IP Contracts) that are primarily used or held for use in the Flash Business, (C) all Contracts (or portion of a contract allocated to Spinco) resulting from a Shared Contract Transfer that is related to the Flash Business and (D) the rights, claims, benefits, and interests (whether presently known or unknown, contingent or otherwise) under any Contract included in sub-clause (A), (B) or (C) ((A), (B), (C) and (D), collectively, the “Spinco Contracts”);

(xiii) subject to Section 5.3, (A) all business records primarily related to the Flash Assets or Flash Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the Spinco Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Flash Business; (B) all of the separate financial records of the members of the Spinco Group or relating to the Flash Business (including any function shared with the non-Flash Business to the extent any of its revenue or costs are allocated to the Flash Business) that are not Tax Records and do not form part of the general ledger of WDC or any of its Affiliates (other than the members of the Spinco Group); provided, however, that for matters pertaining to the provision of Tax Records, the Tax Matters Agreement shall govern; (C) all other books, records, invoices, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, to the extent primarily related to the Flash Business; and (D) prosecution records, including any correspondence with any applicable Governmental Authority, relating to, and any other records, documents or materials that are material to the prosecution or maintenance of, any Spinco IP, in each case, excluding any Intellectual Property Rights other than Spinco IP embodied therein (collectively, (A) through (D), excluding any Excluded Assets, the “Spinco Books and Records”); provided, however, that: (x) WDC shall be entitled to retain a copy of any and all Spinco Books and Records, which shall be subject to the provisions of Section 2 and deemed the Confidential Information of Spinco and subject to the provisions of Section 6.6; (y) WDC may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 5.1 which shall be deemed the Confidential Information of Spinco and subject to the provisions of Section 6.6; and (z) WDC shall be entitled to redact any portion of the Spinco Books and Records to the extent such portion is unrelated to the Flash Business;

(xiv) the right to enforce the confidentiality, non-compete, non-solicit, or assignment provisions of any Shared Contracts (other than Spinco Contracts, which are covered by Section 1.5(a)(xii)) to the extent related to the Flash Business;

(xv) all accounts receivable or unbilled receivables of the Flash Business, including all accounts receivable and unbilled receivables of Spinco and the Spinco Subs;

(xvi) without duplication, any and all Assets reflected as an “asset” on the Flash Business Audited Financial Statements and any such Assets acquired by or for Spinco or any member of the Spinco Group subsequent to the date of such balance sheets which, had they been so acquired on or before such date and owned as of the applicable balance sheet date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet made in the ordinary course of business, in all cases other than any such Assets under the line-item titled “Goodwill”;

(xvii) the benefits of all prepaid expenses, including prepaid fees, prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable to the extent related to or held for use in the operation of the Flash Business and all customer deposits related to the provision of service by the Flash Business;

(xviii) all rights of the Spinco Group under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

(xix) all cash and cash equivalents in bank or other deposit accounts of Spinco or any member of the Spinco Group subject to Section 1.10 and Section 3.3(b);

(xx) all rights to insurance policies in the name of or otherwise held by any member of the Spinco Group;

(xxi) the Spinco Pre-Separation Privileged Materials and the rights in Shared Pre-Separation Privileged Materials as set forth in Section 5.3;

(xxii) all Assets allocated to any member of the Spinco Group under the Employee Matters Agreement; and

(xxiii) all other Assets owned or held by WDC or any of its Subsidiaries that are not of a type covered by the preceding clauses (i)-(xxii) above and that are primarily used or held for use in the Flash Business and are not Intellectual Property Rights or Excluded Assets.

(b) The Flash Assets shall not, in any event, include any of the following Assets (the “Excluded Assets”):

(i) all cash and cash equivalents, and bank or other deposit accounts, of WDC and its Affiliates (A) other than Spinco or any member of the Spinco Group subject to Section 1.10 and Section 3.3(b) and (B) excluding the Spinco Cash (taking into account the settlement of intercompany accounts in accordance with Section 1.7 and the cash reduction in accordance with Section 3.3(b));

(ii) all right, title or interest in, to or under (x) any Intellectual Property Rights included in the Excluded IP and (y) except the Spinco IP, any other Intellectual Property Rights owned by any member of the WDC Group, including, in each case, all Ancillary IP Rights therein;

(iii) all Non-Personnel IT Assets other than the Spinco Non-Personnel IT;

(iv) all Personnel IT Assets that are primarily used by any directors, officers, partners, managers, employees or agents of any member of the WDC Group;

(v) except for the Flash Assets identified in Section 1.5(a)(v), all rights to insurance policies or practices of WDC and its Affiliates (other than of Spinco and any member of the Spinco Group) (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies (subject to the provisions of Sections 6.4 and 6.5);

(vi) other than with respect to any insurance policies referred to in Section 1.5(a)(xx), all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of WDC, its Affiliates, or any member of the Spinco Group against a party to the extent that they do not relate to the Flash Assets, the Flash Business or the Flash Liabilities;

(vii) (A) all financial records that are not Tax Records and that form part of the general ledger of WDC or any of its Affiliates (other than the members of the Spinco Group), (B) any working papers of WDC’s auditors, provided, however, that WDC shall provide the Spinco Group with access to such working papers in accordance with Section 5.1 and (C) subject to Section 5.3, the WDC Pre-Separation Privileged Materials and the Shared Pre-Separation Privileged Materials; provided, however, in each case, that Spinco and its Representatives shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent related to the Flash Business or the Flash Assets (including any books and records relied on by WDC to prepare the Registration Statement), in each case, to the extent such books and records are in WDC’s possession (subject to Section 5.3). For matters pertaining to the retention or provision of Tax Records, the Tax Matters Agreement shall govern;

(viii) subject to Section 1.5(a)(xiii), all records relating to the negotiation and consummation of the Transactions and all records prepared in connection with the potential divestiture of all or a part of the Flash Business, including confidential communications with legal counsel representing WDC or its Affiliates and the right to assert any Privileges comprising WDC Pre-Separation Privileged Materials in accordance with Section 5.3;

(ix) subject to Section 1.8(c) with respect to any Shared Contract, any Contract other than the Spinco Contracts and the rights, claims, benefits and interests (whether presently known or unknown, contingent or otherwise) under any Contract other than the Spinco Contracts;

(x) all Permits of WDC or its Affiliates other than Flash Permits, subject to the rights of Spinco and obligations of the Parties set forth in Section 1.8;

(xi) all of the issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of WDC other than Spinco and the Spinco Subs;

(xii) any and all Assets that are expressly contemplated by any Ancillary Agreement as Assets to be retained by or Conveyed to WDC or any other member of the WDC Group;

(xiii) any Assets allocated to any member of the WDC Group under the Employee Matters Agreement;

(xiv) any of the Assets listed on Schedule 1.5(b)(xiv);

(xv) excluding Personnel IT Assets and Non-Personnel IT Assets, (A) all of the office equipment, furnishings, fixtures and other tangible assets and (B) all of the Tools, in each case, that is both (x) not used, or that is not held for use, primarily in the operation of the Flash Business and (y) not physically located at the Spinco Real Property (or any such assets that are exclusively related to, or exclusively used or held for use in, the non-Flash Business) and, in each case, including any leases primarily related thereto;

(xvi) the IP Contracts listed on Schedule 1.5(b)(xvi) (the “Excluded IP Contracts”);

(xvii) the right to enforce the confidentiality, non-compete, non-solicit, or assignment provisions of any Contract (other than any Spinco Contracts), to the extent not related to the Flash Business (it being understood that the Contracts containing such rights shall be allocated in accordance with Section 1.5(a)(xii) and Section 1.5(b)(ix) and to the extent such Contract is a Shared Contract); and

(xviii) other than any Flash Assets or any Asset specifically listed or described in Section 1.5(a) or the Schedules thereto, any and all Assets of WDC or its Subsidiaries that are used, or held for use, in the businesses of WDC.

(c) In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Flash Assets” and “Excluded Assets,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset from the applicable definition.

(d) Neither “Flash Assets” nor “Excluded Assets,” shall include any Tax Attributes, Tax Records or any other Tax Assets, which shall be governed by the Tax Matters Agreement.

(e) The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreements, none of Spinco or any of the Spinco Subs shall acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the Spinco Subs and that if any of the Spinco Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to WDC as contemplated by Section 1.3.

1.6 Flash Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Flash Liabilities” shall mean each of the following Liabilities, regardless of when and where such Liabilities arose or where, or against whom, such Liabilities are asserted or determined:

(i) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Spinco or any other member of the Spinco Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities to the extent relating to:

(1) the conduct and operation of the Flash Business (other than any Disposed Flash Business), whether prior to, at or after the Separation Time (including any such Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Spinco Group (whether or not such act or failure to act is or was within such Person’s authority));

(2) the ownership, operation or use of any Flash Asset, whether prior to, at or after the Separation Time, but excluding any such Liabilities with respect to any business or entity owned or operated by the Flash Business or any member of the Spinco Group that has been divested or discontinued prior to the Separation Time (a “Disposed Flash Business”) (including any real property owned or operated by such a Disposed Flash Business), notwithstanding that such Asset would have constituted a Flash Asset prior to such divestiture or discontinuance; or

(3) any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the Flash Business (other than any Disposed Flash Business) with respect to its products or services, whether prior to, at or after the Separation Time;

(iii) all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including for fines and penalties associated with violations of any Environmental Laws, and for the costs associated with any damage to or restoration of natural resources or any investigation and remediation of environmental media impacted by Hazardous Materials) directly relating to: (A)(1) the investigation or remediation of any Release of Hazardous Materials at, on, under or from any Spinco Real Property (excluding the Milpitas Sites), whether such Release occurred prior to, at or after the Separation Time, and claims for response costs, damages or restoration costs related to same; (2) any violation or alleged violation of Environmental Laws, whether prior to, at or after the Separation Time; (3) any loss of life or injury to Persons due to exposure to asbestos or other Hazardous Materials prior to, at or after the Separation Time; or (4) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials prior to, at or after the Separation Time, in each of cases (A)(1), (A)(2), (A)(3) and (A)(4) to the extent relating to, arising out of, resulting from or otherwise in respect of the conduct or operation of the Flash Business or the ownership, operation or use of the Flash Assets (and, in each such case, for the avoidance of doubt, excluding to the extent relating to any Disposed Flash Business or any other Excluded Liabilities); or (B) the investigation or remediation of any Release of Hazardous Materials at, on, under or from the Milpitas Sites, and claims for response costs, damages or restoration costs related to same, with respect to the portion of any Releases occurring after September 5, 2023, to the extent relating to, arising out of, resulting from or otherwise are in respect of the conduct or operation of the Flash Business on after the effective date of said lease or tenancy;

(iv) all Liabilities relating to (A) the Spinco Contracts, (B) the portion of any Shared Contract allocated to a member of the Spinco Group (including without limitation whether replicated, fully assigned or partially assigned), or (C) any other Contract (i) that is or has been assigned to a member of the Spinco Group or (ii) the extent to which a member of the Spinco Group is or becomes a party thereto;

(v) subject to Section 1.8, all Liabilities to the extent relating to leases for the Flash Assets;

(vi) all customer deposits of the Flash Business, including all customer deposits of Spinco and the Spinco Subs;

(vii) accounts payable of the Flash Business, including all accounts payable of Spinco and the Spinco Subs;

(viii) all Liabilities allocated to any member of the Spinco Group under the Employee Matters Agreement;

(ix) all Liabilities allocated to Spinco under the Tax Matters Agreement;

(x)  all Liabilities for (A) Indebtedness solely between or among members of the Spinco Group; (B) subject to Section 3.4, the capital leases and operating leases set forth on Schedule 1.6(a)(x) (collectively, the “Transferred Leases”); and (C) subject to Section 3.4, the Spinco Debt; and

(xi) fifty percent (50%) of the Shared Liabilities.

(b) The Flash Liabilities shall not, in any event, include any of the following Liabilities of WDC or its Subsidiaries (the “Excluded Liabilities”):

(i) without limitation of Section 1.6(b)(vii), all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including for fines and penalties associated with violations of any Environmental Laws, and for the costs associated with any damage to or restoration of natural resources or any investigation and remediation of environmental media impacted by Hazardous Materials) directly relating to: (A)(1) the investigation or remediation of any Release of Hazardous Materials at, on, under or from any Spinco Real Property (excluding the Milpitas Sites), whether such Release occurred prior to, at or after the Separation Time, and claims for response costs, damages or restoration costs related to same; (2) any violation or alleged violation of Environmental Laws, whether prior to, at or after the Separation Time; (3) any loss of life or injury to Persons due to exposure to asbestos or other Hazardous Materials, whether prior to, at or after the Separation Time; or (4) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, whether prior to, at or after the Separation Time, in each of cases (A)(1), (A)(2), (A)(3) and (A)(4) to the extent relating to, arising out of, resulting from or otherwise in respect of: (w) the conduct or operation of the non-Flash Business; (x) the ownership, operation or use of the Excluded Assets; (y) any business, operations or activities of a member of the WDC Group (or any legal predecessor thereto or any current or former Affiliate thereof) not related to the Flash Business; or (z) any business or entity that is a Disposed Flash Business (including any real property owned or operated by such a Disposed Flash Business); (B) the investigation or remediation of any Release of Hazardous Materials at, on, under or from the Milpitas Sites, and claims for response costs, damages or restoration costs (1) related to Releases by any member of the WDC Group occurring prior to September 5, 2023 and (2) related to the portion of any Releases occurring on or after September 5, 2023, provided, in the case of clause (B)(2), to the extent said Releases relate to, arise out of, result from or otherwise are in respect of the conduct or operation of any member of the WDC Group not related to the Flash Business at the Milpitas Sites after September 5, 2023; or (C) the Real Property Transfer Obligations, for which WDC is responsible pursuant to Section 6.8;

(ii) Liabilities for Indebtedness of WDC or its Subsidiaries (other than (A) Indebtedness solely between or among members of the Spinco Group; (B) subject to Section 3.4, the Transferred Leases; and (C) subject to Section 3.4, the Spinco Debt);

(iii) costs or expenses (including any legal, investment banking or other advisory costs or expenses) incurred by or on behalf of any member of the Spinco Group or the WDC Group at or prior to the Distribution Date in connection with the Transactions;

(iv) all Liabilities allocated to any member of the WDC Group under the Employee Matters Agreement;

(v) all Liabilities allocated to WDC under the Tax Matters Agreement;

(vi) all agreements, obligations and Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by WDC or any other member of the WDC Group, including the costs, expenses and Liabilities referred to in Section 3.2(f);

(vii) all Liabilities to the extent relating to:

(1) the conduct and operation of any business (other than the Flash Business, but, for the avoidance of doubt, including any Disposed Flash Business) of the WDC Group, whether prior to, at or after the Separation Time (including any such Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the WDC Group (whether or not such act or failure to act is or was within such Person’s authority));

(2) the ownership, operation or use of any Assets of the WDC Group (other than the Flash Assets) or any Excluded Asset, whether prior to, at or after the Separation Time;

(3) the ownership or operation of any Disposed Flash Business (including any real property owned or operated by such a Disposed Flash Business), notwithstanding that such Asset would have constituted a Flash Asset prior to such divestiture or discontinuance and any obligations under the definitive agreement(s) providing for the divestiture of any Disposed Flash Business; and

(4) any warranty, product liability obligation or claim or similar obligation entered into, created or incurred in the course of business of the WDC Group (other than the Flash Business) with respect to its products or services, whether prior to, at or after the Separation Time;

(viii) all Liabilities to the extent relating to the portion of any Shared Contract allocated to a member of the WDC Group or any other Contract (including without limitation whether replicated, fully assigned or partially assigned) that is assigned to a member of the WDC Group;

(ix) all customer deposits not related to the Flash Business, including all customer deposits of any member of the WDC Group;

(x) accounts payable not related to the Flash Business, including all accounts payable of any member of the WDC Group;

(xi) any of the Liabilities listed on Schedule 1.6(b)(xi); and

(xii) fifty percent (50%) of the Shared Liabilities.

(c) In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Flash Liabilities” and “Excluded Liabilities,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Liability from the applicable definition.

(d) The Parties acknowledge and agree that none of Spinco or any other member of the Spinco Group shall be required to assume or retain any Excluded Liabilities as a result of the Internal Restructuring, and that if any of the Spinco Subs is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by WDC as contemplated by Section 1.3. Any Liability of any member of the WDC Group not included in any of the clauses of Section 1.6(a) shall be an Excluded Liability.

1.7 Termination of Related Party Agreements; Settlement of Intercompany Accounts.

(a) Except as set forth in Section 1.8(c), Spinco, on behalf of itself and each other member of the Spinco Group, on the one hand, and WDC, on behalf of itself and each other member of the WDC Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing (it being understood that any guaranteed obligations shall be subject to Section 6.3), entered as of prior to the Separation Time between or among Spinco or any member of the Spinco Group, on the one hand, and WDC or any member of the WDC Group, on the other hand (the “Related Party Agreements”), effective as of the Separation Time. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Separation Time and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 1.7(c). From and after the Separation Time, no member of either Group shall have any rights or obligations under any Related Party Agreements, except as specifically provided in: (i) Section 1.7(b) or elsewhere in this Agreement; or (ii) the Ancillary Agreements. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.7(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts to which any Person, other than the Parties and their respective Affiliates, is a party;

(iii) any Contracts between: (A) a Subsidiary of WDC that is in the business of selling or buying products or services to or from third parties and (B) a member of the Spinco Group, and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arm’s-length terms;

(iv) any other Contracts that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date;

(v) any confidentiality or non-disclosure agreements among any members of either Group; and

(vi) any Contracts set forth on Schedule 1.7(b)(vi) (collectively, the “Excluded Related Party Agreements”). Notwithstanding anything to the contrary in this Agreement, each Excluded Related Party Agreement shall be governed exclusively by the terms set forth therein and shall not be subject to the terms of this Agreement unless and only to the extent that such Excluded Related Party Agreement expressly states otherwise.

(c) Each Intercompany Account outstanding immediately prior to the Separation will be satisfied and/or settled in full in cash (in each case with no further liability or obligation on Spinco or any member of the Spinco Group) by the relevant members of the WDC Group and the Spinco Group no later than the Distribution Date and prior to the Distribution, in each case in the manner determined by WDC (and any payments in settlement of such Intercompany Accounts shall be taken into account in determining the amount of the Spinco Cash).

1.8 Delayed Transfers.

(a) Obtaining Consents. The Parties shall cooperate with each other and use their respective commercially reasonable efforts to obtain: (i) the transfer, assignment or reissuance to Spinco or a member of the Spinco Group of all Transferable Permits; (ii) the issuance to Spinco or a member of the Spinco Group of any other Permits of WDC or its Affiliates that are necessary for the ownership or operation of the Flash Business or the Flash Assets that do not constitute Transferable Permits (“Non-Transferable Permits”); and (iii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the Internal Restructuring as required by the terms of any Law, license, permit, concession or Contract to which WDC or any of its Subsidiaries is currently a party or by which any of them is bound, subject to the limitations set forth in this Section 1.8; provided, however, that with respect to Shared Contracts, Section 1.8(c) shall control; and provided, further, that if any member of the Spinco Group or any member of the WDC Group is required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, that is not provided for in the underlying Contract) to any third party in connection with any of the actions in clauses (i) through (iii) above, then (A) WDC shall be required to pay any such costs and expenses incurred by either Party on or prior to the Distribution and (B) following the Distribution, each Party shall bear its own such costs and expenses. Other than as provided in the immediately preceding sentence, each of the Parties agrees that it shall not commit, and shall cause its Subsidiaries not to commit, to any third party on behalf of Spinco, WDC or any member of the Spinco Group or WDC Group to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any such Consents that would be a Liability of Spinco, WDC or any member of the Spinco Group or WDC Group after the Separation Time, without the prior express written consent of WDC or Spinco, as applicable. The obligations set forth in this Section 1.8(a) shall terminate upon the twelve (12) month anniversary of the Separation Time or, if the term of a Contract, Permit, Asset or Liability has Expired before the twelve (12) month anniversary of the Separation Time, the obligations set forth in this Section 1.8(a) relating to such Contract, Permit, Asset or Liability shall terminate upon such earlier Expiration.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the Spinco Group of any Flash Assets or to any member of the WDC Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Internal Restructuring (including the transfer, assignment or reissuance of any Transferable Permit or the issuance or reissuance of any Non-Transferable Permit) that has not been obtained at the Separation Time or require that notice be provided to any Person, then, notwithstanding any other provision hereof, the Conveyance to the Spinco Group of such Flash Assets or to the WDC Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed, such Consents or Governmental Approvals have been obtained or such notice requirement(s) have been satisfied; provided that the Parties shall (i) use their respective commercially reasonable efforts to promptly remove such legal impediments and obtain such Consents and Governmental Approvals, and (ii) promptly satisfy such notice requirement(s). If the Conveyance of a Deferred Asset would not violate applicable Laws or require any Consent or Governmental Approval immediately following the Distribution, such Conveyance shall be effective immediately following the Distribution, subject to the satisfaction of any applicable notice requirement(s). Notwithstanding the foregoing, any such Deferred Asset shall still be considered a Flash Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit of the Person entitled thereto (in a manner consistent with the obligations set forth in this Section 1.8(b)) until the earlier of the consummation of the Conveyance thereof or the termination of the obligations of the Person retaining such Asset under this Section 1.8(b). To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time despite the Parties’ commercially reasonable efforts and compliance with the other provisions hereof, and without limiting the obligation of WDC to obtain consents as provided in this Section 1.8(b), this Agreement will not constitute an agreement to Convey such Deferred Asset if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their commercially reasonable efforts to develop and implement mutually acceptable alternative arrangements to place the Person entitled to receive such Deferred Asset in the same position from and after the Separation Time as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, ability to enforce the rights under or with respect to, control and command over such Deferred Asset, inure from and after the Separation Time; provided, however, that with respect to Shared Contracts, Section 1.8(c) shall control. Such alternative arrangements may include, among others, the entry into reseller agreements with respect to government Contracts, or the entry into subcontracting, sublicensing, subleasing or other similar agreements. Under any such alternative arrangements, the Party retaining the Deferred Asset will (i) treat such Deferred Asset in the ordinary course of business consistent with past practice, (ii) hold itself out to third parties as agent or nominee on behalf of the other Party and (iii) agree to enforce (at the other Party’s cost and at its reasonable request) any and all claims, rights and benefits of such Person against any third parties arising from such Deferred Asset. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.8(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.8(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. WDC shall be required to pay any costs and expenses incurred by either Party on or prior to the Distribution in connection with this Section 1.8(b). From and after the Distribution, each Party shall bear its own costs and expenses incurred in connection with this Section 1.8(b). The obligations set forth in this Section 1.8(b) relating to any Deferred Asset shall terminate upon the twelve (12) month anniversary of the Separation Time or, if the term of such Deferred Asset has Expired before the twelve (12) month anniversary of the Separation Time, upon such earlier Expiration.

(c) Shared Contracts.

(i) With respect to each Shared Contract, the Parties shall, and shall, as applicable, cause the other members of the Spinco Group or the WDC Group to, use commercially reasonable efforts to take one of the following actions, at the election of the WDC Group: (A) replicate the Shared Contract such that there will be two Contracts: (1) a Contract between the counterparty and the applicable member of the Spinco Group with respect to the Flash Business and (2) a Contract between the counterparty and the applicable member of the WDC Group with respect to the non-Flash Business; or (B) partially assign the rights and delegate the duties relating to the (x) Flash Business functions with respect to such Shared Contract to Spinco (or the applicable member of the Spinco Group) or (y) non-Flash Business functions with respect to such Shared Contract to WDC (or the applicable member of the WDC Group), in each case of clauses (A) and (B), so that the Spinco Group will be entitled to the same or reasonably similar rights and interests of, and will be subject to the same or reasonably similar Liabilities under, such Shared Contract to the extent related to the Flash Business, and the WDC Group will be entitled to the same or reasonably similar rights and interests of, and will be subject to the same or reasonably similar Liabilities under, such Shared Contract to the extent not related to the Flash Business (each, a “Shared Contract Transfer”). In furtherance of the foregoing, the Parties shall, and shall, as applicable, cause the other members of the Spinco Group or the WDC Group to, use commercially reasonable efforts to take such other actions as are reasonably necessary to consummate each Shared Contract Transfer, including to the extent required by the applicable Shared Contract, sending notices to and/or using commercially reasonable efforts to obtain Consents from the counterparty(ies) to such Shared Contract; provided, however, that, notwithstanding the foregoing, if such Shared Contract Transfer is not permitted by the terms of the applicable Shared Contract, or if a necessary Consent is not received from the applicable counterparty(ies) despite the Parties’ commercially reasonable efforts, or if such Shared Contract Transfer would impair the benefit the WDC Group or the Spinco Group, as applicable, is able to derive from the applicable portion of such Shared Contract, then WDC and Spinco shall, and shall, as applicable, cause the other members of the WDC Group or the Spinco Group to, use commercially reasonable efforts to (x) provide for an alternative arrangement so that the applicable member of the WDC Group or the Spinco Group, as applicable, will have the same or reasonably similar benefits and burdens of such Shared Contract from and after the Separation Time as though such Shared Contract Transfer had occurred and (y) enter into separate Contracts pursuant to which the applicable members of the WDC Group and the Spinco Group procure such rights and obligations as are necessary such that WDC and Spinco no longer need to avail themselves of the alternative arrangements provided pursuant to clause (x) above. For the avoidance of doubt, neither a Party nor any of its respective Affiliates shall be required to commence any Action with any third party to fulfill its obligations under this Section 1.8(c). Spinco and WDC shall reasonably cooperate in connection with this Section 1.8(c)(i). Upon a Shared Contract Transfer, the resulting Contract that is related to the Flash Business will be a Spinco Contract, and the resulting Contract that is not related to the Flash Business will be an Excluded Asset. All obligations set forth in this Section 1.8(c)(i) shall terminate upon the twelve (12) month anniversary of the Separation Time or, if the term of such Shared Contract has Expired before the twelve (12) month anniversary of the Separation Time, upon such earlier Expiration.

(ii) WDC shall be required to pay any costs and expenses incurred by either Party on or prior to the Distribution in connection with this Section 1.8(c). From and after the Distribution, each Party shall bear its own costs and expenses incurred in connection with this Section 1.8(c).

(iii) Unless otherwise determined by WDC in its sole discretion, each of WDC and Spinco shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to the Flash Business or non-Flash Business, as the case may be, as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Separation Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

(d) Real Property. With respect to any Real Property Interests that will be owned or leased by a member of the Spinco Group but will continue to be used by a member of the WDC Group following the Separation Time, or that will be owned or leased by a member of the WDC Group but will continue to be used by a member of the Spinco Group following the Separation Time, unless otherwise agreed by the applicable parties, the Parties shall, and shall as applicable cause the other members of the Spinco Group or the WDC Group to, (i) with respect to owned Real Property Interests, enter into lease agreements on customary and reasonable market terms in arm’s length transactions taking into account the nature, use and location of the real property and (ii) with respect to leased Real Property Interests, use commercially reasonable efforts to enter into sublease agreements on customary and reasonable “back-to-back basis”, such that the rent and other material terms under such sublease agreements shall be substantially the same (on a relative basis) as the rent and other material terms in the underlying leases, reflecting (A) adjustments to the rent under each such sublease agreement based on the area subleased relative to the total area under the applicable lease agreement for such Real Property Interest and (B) such commercially reasonable costs that the applicable party may incur as sublandlord in the course of managing such sublease agreements.

1.9 Novations of Contracts.

(a) Without limiting the obligations of the Parties under Section 1.8(c), upon WDC’s request, Spinco shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the novation to the applicable member(s) of the Spinco Group of any Spinco Contract or the portion of a Shared Contract allocated to a member of the Spinco Group, or any other Contract (including without limitation, whether replicated, fully assigned or partially assigned) that is assigned (in whole or in part) to a member of the Spinco Group in accordance with this Agreement, whether prior to, at or following the Separation Time (it being understood that such obligations shall apply following the Separation Time regardless of whether any such Spinco Contract or Shared Contract has been Conveyed pursuant to the terms hereof or such Conveyance was deferred in accordance with Section 1.8).

(b) Without limiting the obligations of the Parties under Section 1.8(c), upon Spinco’s request, WDC shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the novation to the applicable member(s) of the WDC Group of any Shared Contract or the portion of a Shared Contract allocated to a member of the WDC Group, or any other Contract (including without limitation, whether replicated, fully assigned or partially assigned) that is assigned (in whole or in part) to a member of the WDC Group in accordance with this Agreement, whether prior to, at or following the Separation Time (it being understood that such obligations shall apply following the Separation Time regardless of whether any such Shared Contract or such other Contract that is assigned (in whole or in part) to a member of the WDC Group has been Conveyed pursuant to the terms hereof or such Conveyance was deferred in accordance with Section 1.8).

(c) Without limiting the obligations of WDC under Section 1.8(c), no member of the WDC Group or the Spinco Group shall be required to make any payments for a novation in accordance with this Section 1.9 (other than as provided for in the underlying Contract, which such payments shall be made by WDC) to any third party for any novation in connection with this Section 1.9; provided, however, that WDC shall be required to pay any costs and expenses incurred by either Party on or prior to the Distribution in connection with this Section 1.9; provided, further, that, from and after the Distribution, each Party shall bear its own costs and expenses incurred in connection with this Section 1.9.

(d) The obligations set forth in this Section 1.9 relating to any Contract shall terminate upon the twelve (12)-month anniversary of the Separation Time or, if the term of such Contract has Expired before the twelve (12)-month anniversary of the Separation Time, upon such earlier Expiration.

1.10 Bank Accounts.

(a) Each of WDC and Spinco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing each bank and brokerage account included as a Flash Asset or owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by WDC or any member of the WDC Group (collectively, the “WDC Accounts”) are de-linked from such WDC Accounts.

(b) Each of WDC and Spinco shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take all actions necessary to amend all Contracts governing the WDC Accounts so that such WDC Accounts, if currently linked to any Spinco Account, are de-linked from such Spinco Accounts, including updating the names of all persons authorized to draw thereon or make withdrawals therefrom to Representatives of the applicable Party.

(c) With respect to any outstanding checks issued by WDC, Spinco or any of their respective Subsidiaries prior to the Separation Time, such outstanding checks shall be honored from and after the Separation Time by the Person or Group owning the account on which the check is drawn, without modifying in any way the allocation of Liability (and rights to reimbursement) for such amounts under this Agreement or any Ancillary Agreement.

(d) As between WDC and Spinco (and the members of their respective Groups), all payments made or reimbursements received by either Party after the Distribution that relate to the business Asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over or cause the applicable member of its Group to pay over, to the other Party, the amount of such payment or reimbursement, without right of setoff.

(e) For the avoidance of doubt, Spinco Cash shall not include any cash or cash equivalents included in WDC Accounts.

1.11 No Representation or Warranty. EACH OF WDC (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE WDC GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE CONDITION OR THE VALUE OF ANY ASSETS, BUSINESSES OR THE AMOUNT OF ANY LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF ANY ASSETS OF SUCH PARTY, AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 1.11 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY EXPRESSLY MADE HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, ANY AND ALL WARRANTIES OF ANY KIND ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

1.12 Waiver of Bulk-Sales Laws. Each of Spinco and WDC hereby waives compliance by each member of the other Party’s respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Spinco Group or the WDC Group, as applicable.

2.	COMPLETION OF THE INTERNAL RESTRUCTURING

2.1 Separation Time. Subject to the satisfaction and waiver (in accordance with the provisions hereof) of the conditions set forth in Section 7 (other than the conditions, which by their nature are to be satisfied at the Separation Time, but subject to such conditions being capable of being satisfied at the Separation Time), and subject to Section 1.8(b), the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Section 1 in connection with the Internal Restructuring shall be immediately prior to the Distribution (the date of the Separation, the “Separation Date” and such time on such date the “Separation Time”) or such other time as determined pursuant to Section 1.8.

2.2 Separation Deliveries.

(a) Agreements to be Delivered by WDC. On the Separation Date, WDC shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Spinco all of the following instruments:

(i) all Transfer Documents as described in Section 2.4 and Section 2.5;

(ii) the Tax Matters Agreement, substantially in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the WDC Group party thereto;

(iii) the Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the members of the WDC Group party thereto;

(iv) the Transitional Trademark License Agreement, substantially in the form attached hereto as Exhibit C (the “Transitional Trademark License Agreement”), duly executed by the members of the WDC Group party thereto;

(v) the Intellectual Property Cross-License Agreement, substantially in the form attached hereto as Exhibit D (the “Intellectual Property Cross-License Agreement”), duly executed by the members of the WDC Group party thereto;

(vi) the Stockholder and Registration Rights Agreement, substantially in the form attached hereto as Exhibit E (the “Stockholder and Registration Rights Agreement”), duly executed by the members of the WDC Group party thereto;

(vii) the Employee Matters Agreement, substantially in the form attached hereto as Exhibit F (the “Employee Matters Agreement”), duly executed by the members of the WDC Group party thereto;

(viii) any other Ancillary Agreements to which the Parties mutually agree; and

(ix) as provided in Item 6 of Schedule 1.7(b)(vi).

(b) Agreements to be Delivered by Spinco. On the Separation Date, Spinco shall deliver, or shall cause the Spinco Subs to deliver, as appropriate, to WDC all of the following instruments:

(i) all Transfer Documents as described in Section 2.4 and Section 2.5;

(ii) the Tax Matters Agreement, duly executed by the members of the Spinco Group party thereto;

(iii) the Transition Services Agreement, duly executed by the members of the Spinco Group party thereto;

(iv) the Transitional Trademark License Agreement, duly executed by the members of the Spinco Group party thereto;

(v) the Intellectual Property Cross-License Agreement, duly executed by the members of the Spinco Group party thereto;

(vi) the Stockholder and Registration Rights Agreement, duly executed by the members of the Spinco Group party thereto;

(vii) the Employee Matters Agreement, duly executed by the members of the Spinco Group party thereto;

(viii) any other Ancillary Agreements to which the Parties mutually agree; and

(ix) as provided in Item 6 of Schedule 1.7(b)(vi).

2.3 Certain Resignations. WDC shall use its commercially reasonable efforts to cause each employee and director of WDC and its Subsidiaries who will not be employed by Spinco or a Spinco Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Sub on which they serve, and from all positions as officers of Spinco or any Spinco Sub in which they serve.

2.4 Transfer of Flash Assets and Assumption of Flash Liabilities. In furtherance of the Conveyance of Flash Assets and the assumption of Flash Liabilities provided in Section 1.1 and Section 1.2, on or prior to the Separation Time (and thereafter in accordance with Section 1.8): (a) WDC shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts, Consents (to the extent obtained), Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of WDC’s and its Subsidiaries’ (other than Spinco and the Spinco Subs) right, title and interest in and to the Flash Assets to Spinco and the Spinco Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment of Contract or other instrument of Conveyance shall require WDC or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Spinco shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Flash Liabilities by Spinco (it being understood that no assumptions of Contracts and other instruments of assumption or conveyance shall require Spinco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement). All of the foregoing documents contemplated by this Section 2.4 shall be referred to collectively herein as the “WDC Transfer Documents.”

2.5 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3, prior to or at the Separation Time (and thereafter in accordance with Section 1.8): (a) Spinco shall execute and deliver, and shall cause the Spinco Subs to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts, Consents (to the extent obtained), Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Spinco’s and the Spinco Subs’ right, title and interest in and to the Excluded Assets to WDC and its Subsidiaries (other than Spinco and the Spinco Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment of Contract or other instrument of Conveyance shall require Spinco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or any Ancillary Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) WDC shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by WDC (it being understood that no assumptions of Contracts and other instruments of assumption or conveyance shall require Spinco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or any Ancillary Agreement, except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement). All of the foregoing documents contemplated by this Section 2.5, together with the WDC Transfer Documents, shall be referred to collectively herein as the “Transfer Documents.” The Parties shall perform the obligations set forth in Section 2.4 and this Section 2.5, in each case, in accordance with applicable Law.

2.6 Exchange. In exchange for the Spinco Contribution, Spinco shall (a) issue to WDC additional shares of Spinco Common Stock such that the number of shares of Spinco Common Stock then outstanding shall be equal to the number of shares of Spinco Common Stock necessary to effect the Distribution and (b) pay to WDC the Spinco Dividend, in immediately available funds to one or more accounts designated by WDC.

3.	COMPLETION OF THE DISTRIBUTION

3.1 The Distribution.

(a) Subject to the terms and conditions hereof, each Record Holder (other than WDC or any other member of the WDC Group) shall be entitled to receive for each share of common stock, par value $0.01 per share, of WDC (“WDC Common Stock”) held by such Record Holder as of the Record Date one-third (1/3) of one share of Spinco Common Stock. No action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock (and, if applicable, cash in lieu of any fractional shares as set forth in Section 3.1(c)) such stockholder is entitled to in the Distribution. For stockholders of WDC who own shares of WDC Common Stock through a broker or other nominee, their shares of Spinco Common Stock will be credited to their respective accounts by such broker or nominee.

(b) Pursuant to the Distribution, WDC shall distribute 80.1% of the Spinco Common Stock owned by WDC, which will be 80.1% of the Spinco Common Stock outstanding immediately prior to the Distribution. In no event shall the aggregate number of shares of Spinco Common Stock issued and distributed in the Distribution exceed 80.1% of the number of shares of Spinco Common Stock held by WDC on the Distribution Date.

(c) Notwithstanding anything herein to the contrary, no fractional shares of Spinco Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Spinco. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.1(c) would be entitled to receive a fractional share interest of Spinco Common Stock pursuant to the Distribution, shall be paid cash, as hereinafter provided. WDC shall instruct the distribution agent to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Distribution as practicable as determined by the distribution agent. None of WDC, Spinco or the distribution agent shall guarantee any minimum sale price for such fractional shares. Neither WDC nor Spinco shall pay any interest on the proceeds from the sale of fractional shares. The distribution agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the distribution agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of WDC or Spinco.

(d) Neither of the Parties, and none of their respective Affiliates, will be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Spinco Common Stock (in accordance with Section 3.1(c)) that, in each case, are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.2 Actions Prior to Distribution.

(a) Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC. The Registration Statement was declared effective by the SEC on [●]. The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or in any Ancillary Agreements.

(b) Prior to the date of this Agreement, the Parties caused an application for the listing on Nasdaq of Spinco Common Stock to be issued to the Record Holders in the Distribution (the “Nasdaq Listing Application”) to be prepared and filed with Nasdaq. Prior to the date of this Agreement, the Parties have caused the Nasdaq Listing Application to be approved, subject to official notice of issuance. WDC shall give Nasdaq notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(c) WDC and Spinco will prepare and mail, prior to the Distribution Date, to the holders of shares of WDC Common Stock, such information concerning Spinco and its businesses, operations and management, the Distribution and such other matters as WDC will reasonably determine and as may be required by applicable Law.

(d) WDC and Spinco will take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(e) WDC and Spinco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 7.1 to be satisfied and to effect the Distribution on the Distribution Date.

(f) Notwithstanding anything to the contrary, any and all costs, expenses and Liabilities incurred by or on behalf of Spinco or any member of the Spinco Group on or prior to the Distribution as a result of or in connection with the matters set forth in Section 3.1 or this Section 3.2 shall be the sole responsibility of WDC and shall be deemed to be Excluded Liabilities for the purposes hereof. From and after the Distribution, each Party shall bear its own costs and expenses incurred as a result of or in connection with the matters set forth in Section 3.1 and this Section 3.2.

(g) Notwithstanding anything to the contrary, without any further action required by any Party, effective as of immediately prior to the Separation Time, all provisions of this Section 3.2, with the exception of Section 3.2(a), Section 3.2(d) (in the event that any such action under “blue sky” Laws has not been taken prior to the Separation Time) and Section 3.2(f), shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

3.3 Additional Matters.

(a) Delivery of Shares. Upon the consummation of the Distribution, WDC shall deliver to the transfer agent a book-entry authorization representing the shares of Spinco Common Stock being distributed in the Distribution for the account of the WDC stockholders that are entitled thereto. The Distribution shall be deemed to be effective upon written authorization from WDC to the transfer agent to proceed as set forth in Section 3.1.

(b) Cash Reduction. Prior to 11:59 p.m. Pacific Time on the date that is two Business Days prior to the Distribution (the “Cut-Off Time”), WDC may, and may cause each member of the Spinco Group to, take such actions, at WDC’s sole cost and expense, as WDC deems advisable to minimize or reduce the amount of Spinco Cash in excess of the Spinco Cash Amount remaining in the Spinco Accounts as of the Separation Time.

3.4 Spinco Dividend. The amount of the Spinco Dividend shall be equal to any cash allocable to Spinco in excess of the Spinco Cash Amount as of the Cut-Off Time; provided, that such excess will be calculated after giving effect to the cost of any foreign exchange currency conversions based on the foreign currency exchange rates listed by The Wall Street Journal as of such date and time.

3.5 Subsequent Distributions.

(a) WDC shall (i) be entitled to retain the Retained Stock until the time of a Subsequent Distribution, and (ii) dispose of the Retained Stock pursuant to one or more Subsequent Distributions within twelve (12) months of the Distribution Date. WDC shall, in its sole and absolute discretion, determine whether to effectuate a Subsequent Distribution through one or more Clean-Up Distributions, Debt Exchanges or combination thereof.

(b) To the extent WDC determines to effectuate a Subsequent Distribution as a Debt Exchange, such Debt Exchange shall be effected by means of an intermediated exchange with the Debt Exchange Parties based on arm’s-length terms and conditions, which terms and conditions shall allocate to the Debt Exchange Parties any risk of loss with respect to any Exchange Debt subject to such Debt Exchange and the Retained Stock transferred to any such Debt Exchange Parties pursuant to such Debt Exchange. All profit gained by any Debt Exchange Party shall solely be for such Debt Exchange Party’s account and no such profit shall inure to the benefit of WDC, Spinco or their respective Affiliates.

(c) Spinco shall cooperate with WDC in all respects to accomplish any Subsequent Distribution and shall, at WDC’s direction, promptly take any and all reasonable actions necessary or desirable to effect any Subsequent Distribution, including the registration under the Securities Act of the offering of the Retained Stock on an appropriate registration form or forms to be designated by WDC and the filing of any necessary documents pursuant to the Exchange Act and the prompt provision of such financial and other information that may be requested by WDC pursuant to Section 5 of this Agreement.

(d) WDC shall manage the negotiations in connection with any Subsequent Distribution and shall select any investment bank(s), manager(s), underwriter(s) or dealer-manager(s) in connection with any Subsequent Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with any Subsequent Distribution. Spinco and WDC, as the case may be, shall provide to the exchange or distribution agent all share certificates (to the extent certificated) or book-entry authorizations (to the extent not certificated) and Spinco shall provide to WDC and the exchange or distribution agent (as directed by WDC) any information required in order to complete any Subsequent Distribution.

4.	MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Date Claims.

(a) Spinco Release. Except as provided in Section 4.1(c) and Section 4.4, effective as of the Separation Time, Spinco does hereby, for itself and for each other member of the Spinco Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Separation Time were directors, officers, partners, managers, employees or agents of any member of the Spinco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, predecessors, successors and assigns, release and forever discharge each of the WDC Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Separation Time, or any conditions existing or alleged to have existed on or before the Separation Time, including in connection with the transactions and all other activities to implement the Internal Restructuring contemplated by this Agreement or any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Spinco and each member of the Spinco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any Law which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Spinco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the WDC Indemnitees from the Liabilities described in the first sentence of this Section 4.1(a). Notwithstanding the foregoing, the release described in this Section 4.1(a) shall not apply with respect to obligations from and after the Separation Time under or relating to the Contracts referred to in Section 1.7(b)(iii).

(b) WDC Release. Except as provided in Section 4.1(c) and Section 4.3, effective as of the Separation Time, WDC does hereby, for itself and for each other member of the WDC Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Separation Time were directors, officers, partners, managers, employees or agents of any member of the WDC Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, predecessors, successors and assigns, release and forever discharge each of the Spinco Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Separation Time or any conditions existing or alleged to have existed on or before the Separation Time, including in connection with the transactions and all other activities to implement the Internal Restructuring contemplated by this Agreement or any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that WDC and each member of the WDC Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any Law which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, WDC hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Spinco Indemnitees from the Liabilities described in the first sentence of this Section 4.1(b). Notwithstanding the foregoing, the release described in this Section 4.1(b) shall not apply with respect to obligations from and after the Separation Time under or relating to the Contracts referred to in Section 1.7(b)(iii).

(c) No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) shall: (i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, this Agreement or any Ancillary Agreement in each case in accordance with its terms, including (A) the obligation of Spinco to assume and satisfy the Flash Liabilities; (B) the obligation of WDC to retain, assume and satisfy the Excluded Liabilities; (C) the obligations of WDC and its Affiliates to Convey the Flash Assets free and clear of all Liens (other than Permitted Liens) in accordance with this Agreement; and (D) the obligations of WDC and Spinco to perform their obligations and indemnify each other under this Agreement, including pursuant to Section 3.4 and this Section 4, and the Ancillary Agreements and any Liabilities arising out of or resulting herefrom or therefrom; (ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 4.1(a) or Section 4.1(b); (iii) apply to any Liability or claim that any individual may have under any employment or benefit arrangement; or (iv) release or discharge any Person from, or waive any rights under, any Liability provided in or resulting from (x) any Contract to which any member of the Spinco Group, on the one hand, and any WDC Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 1.7, or (y) fraud (collectively, the Liabilities and obligations referred to in this Section 4.1(c) and the last sentence of Section 4.1(d), the “Retained Claims”).

(d) No Actions as to Released Claims. Following the Separation Time, (i) Spinco shall not, and shall cause each other member of the Spinco Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against any WDC Indemnitees (in each case, other than in respect of the Retained Claims) and (ii) WDC shall not, and shall cause each other member of the WDC Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against any Spinco Indemnitees (in each case, other than in respect of the Retained Claims). In addition, (x) nothing in this Section 4.1 shall release Spinco or any other member of the Spinco Group from indemnifying any current or former director, officer, manager, employee or agent of WDC or any other member of the WDC Group who was a director, officer, manager, employee or agent of Spinco or any other member of the Spinco Group prior to the Distribution Date if such Person was entitled to a right of indemnification pursuant to the organizational documents of Spinco or any Spinco Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is an Excluded Liability retained by WDC or any other member of the WDC Group, WDC shall indemnify Spinco for such Liability (including Spinco’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 4.4 and (y) nothing in this Section 4.1 shall release WDC or any other member of the WDC Group from indemnifying any current or former director, officer, manager, employee or agent of Spinco or any other member of the Spinco Group who was a director, officer, manager, employee or agent of WDC or any other member of the WDC Group prior to the Distribution Date if such Person was entitled to a right of indemnification pursuant to the organizational documents of WDC or any other member of the WDC Group or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is a Flash Liability retained by Spinco or any other member of the Spinco Group, Spinco shall indemnify WDC for such Liability (including WDC’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 4.3.

4.2 Survival. The covenants in this Agreement or any Ancillary Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims and survival of such covenants will be made thereunder). For the avoidance of doubt, in the event notice of any claim for indemnification under this Section 4 has been given in accordance with Section 4.6 in good faith with reasonable specificity within the applicable survival period, the representations, warranties, covenants and agreements relating to such claim shall survive with respect to such claim until such claim is finally resolved.

4.3 Indemnification by the Spinco Group. From and after the Separation Time, each member of the Spinco Group shall, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the WDC Indemnitees from and against, and shall reimburse such WDC Indemnitees with respect to, any and all Losses that proximately result from any of the following items (without duplication):

(a) any Flash Liabilities, including, after the Separation Time, the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Flash Liabilities; and

(b) any breach of, or failure to perform, by Spinco or any other member of the Spinco Group any covenants or obligations to be performed from and after the Separation Time by such Persons pursuant to this Agreement or the Ancillary Agreements, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

4.4 Indemnification by WDC. From and after the Separation Time, WDC shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from and against, and shall reimburse such Spinco Indemnitees with respect to, any and all Losses that proximately result from any of the following items (without duplication):

(a) any Excluded Liabilities, including the failure of WDC or any other member of the WDC Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Excluded Liabilities; and

(b) any breach of, or failure to perform, by WDC or any other member of the WDC Group any covenants or obligations to be performed from and after the Separation Time by such Persons pursuant to this Agreement or the Ancillary Agreements, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

4.5 Limitations on Indemnification. No Indemnitee shall be entitled to indemnification more than once with respect to the same matter, whether pursuant to the indemnification provided for in this Section 4 or any other remedy provided under this Agreement, any Ancillary Agreement.

4.6 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by this Section 4.6) within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a claim or demand is made against a WDC Indemnitee or a Spinco Indemnitee (each, an “Indemnitee”) by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly (and in any event by no later than thirty (30) calendar days after receipt by such Indemnitee of written notice of the Third-Party Claim) notify the Party that is or may be required pursuant to this Section 4 or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim and provide copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim as of the date of such notice by the Indemnitee to the Indemnifying Party. With respect to notices and documents (including court papers) relating to the Third-Party Claim received by the Indemnitee after the date of such notice by the Indemnitee to the Indemnifying Party, the Indemnitee shall promptly (and in any event by no later than ten (10) Business Days after the Indemnitee’s receipt thereof) deliver to the Indemnifying Party copies of such notices and documents. However the failure to provide notice of any such Third-Party Claim or any subsequent notices or documents pursuant to this clause shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party or Indemnifying Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice).

(c) Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 4.8(a) and 4.6(d), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and, subject to Section 4.6(f), settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Section 4 to the applicable Indemnitees within the earlier of (i) thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim and (ii) ten (10) Business Days before the due date for the answer or response to a claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing Privileges with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 4.6, in the event that: (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim; (ii) there exists a conflict of interest or potential conflict of interest, as reasonably determined by counsel for the Indemnitee, between the Indemnifying Party and the applicable Indemnitee(s); (iii) a Third-Party Claim primarily seeks criminal culpability or an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; or (iv) the party making such Third-Party Claim is a Governmental Authority with (A) regulatory authority over the Indemnitee or any of its material Assets or (B) authority to bring a criminal charge against the Indemnitee, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing Privileges with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle, compromise or admit liability with respect to any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has elected not to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if (i) the effect thereof is to permit any criminal culpability, injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, (ii) such settlement does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim, (iii) such settlement includes an admission of guilt, liability, criminal culpability or violation of Law by or on behalf of the Indemnitee, or (iv) the Indemnifying Party is not obligated to or cannot pay the full amount of Losses arising from such judgment or settlement.

(g) For the avoidance of doubt, the provisions of this Section 4.6 shall not apply to Tax Contests which shall be governed exclusively by the Tax Matters Agreement.

(h) Except as otherwise provided in Section 9.4 or any Ancillary Agreement, following the Separation Time, the indemnification provisions of this Section 4 shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Flash Liability or Excluded Liability) or any Ancillary Agreement.

(i) Notwithstanding anything to the contrary in this Section 4.6, in the event of any conflict or inconsistency between this Section 4.6(i), and any other provision of Section 4.6, the following provisions shall control with respect to any Third-Party Claim in respect of any Shared Liabilities; provided, however, that nothing in this Section 4.6(i) shall alter or amend the allocation of responsibilities for Shared Liabilities set forth in Section 1.6. If a Third-Party Claim in respect of any Shared Liabilities is made against a Party, then (A) such Party shall assume the defense of such Third-Party Claim with counsel of such Party’s choosing (subject to the approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed), with both Parties sharing equally the total fees, costs and expenses incurred in connection with such defense, and (B) any Indemnitee affiliated with such Party (other than a member of the WDC Group or Spinco Group) that is or becomes a named party to the same Third-Party Claim shall be represented by the same counsel as such Party; provided, however, that notwithstanding the foregoing, in the event there is, in the reasonable opinion of the joint counsel referenced herein, a material conflict of interest between or among any of the Persons referenced in this sentence, then each such Person that is subject to any such conflict shall be entitled to their own counsel in connection with such Third-Party Claim, and the expenses of such separate counsel shall be shared equally by the Parties. The Parties shall reasonably cooperate and consult with each other regarding any Third-Party Claim in respect of any Shared Liabilities, including with respect to the defense thereof. Any Indemnitee that is not a member of the WDC Group or Spinco Group shall reasonably cooperate with the Parties regarding any Third-Party Claim in respect of any Shared Liabilities. Each Party shall make available to the other Party all witnesses, pertinent and material Information and materials in such Party’s possession or under such Party’s control, in each case, to the extent such witnesses, pertinent and material Information and materials are reasonably required in connection with a Third-Party Claim in respect of any Shared Liabilities; provided, however, that such access shall be made pursuant to a joint defense agreement; provided further that such access shall not require a Party to disclose any information the disclosure of which would, in the reasonable judgment of the such Party, result in the loss of any existing Privileges with respect to such information or violate any applicable Law. Notwithstanding anything to the contrary herein, no Party will settle, compromise or admit liability with respect to any Third-Party Claim regarding any Shared Liability without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

4.7 Calculation of Losses. The amount of any Loss that is indemnifiable under this Section 4 will be net of any proceeds actually received by the Indemnitee from any third party (net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnifying Party in obtaining such recovery) for indemnification for such Loss that actually reduce the amount of the Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Section 4 to any Indemnitee pursuant to this Section 4 will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Section 4; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

4.8 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.6, and subject to the provisions of the Tax Matters Agreement, which shall remain exclusive as to Tax matters, and except to the extent there are actual or potential conflicts of interest between WDC and Spinco with respect to a particular Action (i) WDC may elect to have exclusive authority and control over the investigation, prosecution, defense, appeal and settlement of any and all Actions pending at the Separation Time to the extent the Action relates exclusively to an Excluded Asset and/or Excluded Liability and as to which, solely, a member or members of the WDC Group (and not any member of the Spinco Group) is named as a target or defendant thereunder, (ii) Spinco may elect to have exclusive authority and control over the investigation, prosecution, defense, appeal and settlement of any and all Actions pending at the Separation Time to the extent the Action relates exclusively to a Flash Asset and/or Flash Liability and as to which, solely, a member or members of the Spinco Group (and not any member of the WDC Group) is named as a target or defendant thereunder and (iii) WDC and Spinco will have joint authority and control over the investigation, prosecution, defense, appeal and settlement of any and all Actions pending at the Separation Time which relate to or arise out of the Flash Business, the Flash Assets or the Flash Liabilities and as to which a member of the WDC Group (other than Spinco and the Spinco Subs) is named as a target or defendant thereunder, irrespective of whether a member of the Spinco Group is also named as a target or defendant thereunder (such Actions, a “Joint Control Action”). Notwithstanding the foregoing, in any Action in which both members of the Spinco Group and members of the WDC Group are named parties or that implicates both the Spinco Group, on the one hand, and the WDC Group, on the other hand, in a material respect, including due to the reasonably foreseeable impact on the business of WDC, on the one hand, or Spinco, on the other hand, then such Action shall be deemed to be a Joint Control Action and WDC and Spinco will have joint authority and control over the investigation, prosecution, defense, appeal and settlement of the action each at their own cost. In connection with any Joint Control Action, the Parties shall reasonably consult with each other on a regular basis with respect to strategy and material developments with respect to such action, and no Party may settle or compromise or consent to the entry of judgment in such Action without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The payment of any settlement or judgment in matters pursuant to which WDC and Spinco have joint authority shall be determined in accordance with the extent to which such settlement relates to a Flash Liability or an Excluded Liability, respectively.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Section 4 shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.9 Payments. Indemnification required by this Section 4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an indemnifiable Loss is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonable documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Third-Party Proceeds that actually reduce the amount of such indemnifiable Losses; provided that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 4.9, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Loss or Liability was incurred by the applicable Indemnitee.

4.10 Non-Applicability to Taxes. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement and this Agreement, the Tax Matters Agreement shall control. Indemnification for Tax matters (including procedures relating thereto) shall be exclusively governed by the Tax Matters Agreement.

4.11 Characterization of and Adjustment to Payments.

(a) In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any indemnity payments made under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution or as payments of an assumed or retained Liability. Any indemnity payment made under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient receives an amount equal to the sum it would have received had no such Taxes been imposed.

(b) Payments of interest shall be treated as deductible by the payor Party or its relevant Subsidiary and as income to the payee Party or its relevant Subsidiary, as permitted and applicable.

(c) In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 4.11, such Party shall use its commercially reasonable efforts to contest (at the Indemnifying Party’s expenses) such challenge.

5.	ACCESS TO INFORMATION

5.1 Access to Personnel and Property.

(a) WDC and Spinco shall use commercially reasonable efforts to preserve all written Information reasonably related to the other Party until the latest of (the “Preservation Period”) (i) the date on which the Information is no longer required to be retained under the retaining party’s record retention policies as in effect immediately prior to the Distribution, including without limitation, pursuant to any litigation hold issued by the retaining party or any of its Subsidiaries prior to the Distribution; (ii) the concluding date of any period as may be required by applicable Law; and (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the retaining party or its Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that the retaining party or its Group in possession of such Information has been notified in writing pursuant to a litigation hold by the other Party of the relevant pending or threatened Action; provided that each Party shall use commercially reasonable efforts to, within a reasonable time following the expiration of the Preservation Period for such Information and upon request of the other Party, purge from its databases, files and other systems or otherwise make unreadable or inaccessible such Information to the extent it is Confidential Information of such other Party; provided, further, that no Party shall be in breach of this Section 5.1(a) if such Party does not have knowledge that certain Information is within its possession, custody or control.

(b) During the Preservation Period, each of WDC and Spinco shall use commercially reasonable efforts to afford to the other and the Representatives of each, at such requesting Party’s expense on a time and materials basis, reasonable access during normal business hours, subject to the restrictions for Privileges (as defined below) or Confidential Information set forth in this Agreement and to the requirements of any applicable Law (including, without limitation, any applicable requirements relating to privacy or disclosure of personal information such as a code of conduct or standard of conduct (provided, however, that the Party restricting any access on the basis of Privilege or requirements of Law shall notify the Party of the access being so restricted and the reasons on which such access is restricted and will arrange for appropriate substitute access or disclosure)), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party (including as may be reasonably necessary to prosecute, maintain or enforce Intellectual Property Rights that are Excluded Assets (in the case of WDC as the requesting Party) or Flash Assets (in the case of Spinco as the requesting Party) in the ordinary course of business), upon the reasonable prior written request by such Party for access to reasonably specific and reasonably identified personnel, properties and Information, and only for the duration such access is reasonably requested and required by the requesting Party, and (x) relates to such requesting Party; (y) relates to, in the case of requests from WDC, the Flash Assets prior to the Separation Time solely as may be reasonably necessary in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under, or may have rights pursuant to the assets Conveyed pursuant to, this Agreement (except for claims, demands or Actions between members of each Group) or the Excluded Assets, and in the case of requests from Spinco, the Excluded Assets prior to the Separation Time solely as may be reasonably necessary in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under, or may have rights pursuant to the assets Conveyed pursuant to, this Agreement (except for claims, demands or Actions between members of each Group) or the Flash Assets; or (z) is reasonably required by a Party to perform its obligations under this Agreement or any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Section 5, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Section 5 with respect to Confidential Information; provided, further, that nothing in this Section 5.1 shall be deemed to grant Spinco or any Spinco Sub, on the one hand, or WDC or any Subsidiary of WDC, on the other hand, any license, easement, servitude or similar right with respect to any real property or Intellectual Property Rights (without limiting the Transitional Trademark License Agreement or the Intellectual Property Cross-License Agreement) that are an Excluded Asset or a Flash Asset, respectively. For the avoidance of doubt, the Tax Matters Agreement, and not this Section 5.1, shall govern access to and the retention and exchange of Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters.

5.2 Witness Services. Subject to Section 5.3, during the Preservation Period, each of WDC and Spinco shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement or in connection with the Transactions (except for claims, demands or Actions between members of each Group) or the enforcement of any rights included in the Flash Assets (in the case of Spinco as the requesting Party) or the Excluded Assets (in the case of WDC as the requesting Party), including enforcement of Intellectual Property Rights, or the defense of any rights included in the Flash Assets (in the case of Spinco as the requesting Party) or the Excluded Assets (in the case of WDC as the requesting Party), including the defense of Intellectual Property Rights from challenges to the validity, enforceability or ownership thereof and (b) there is no adversity in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The reasonable and documented out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such Person.

5.3 Privileged Matters.

(a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Flash Business or the other businesses of WDC, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.3.

(b) Notwithstanding anything to the contrary contained herein, (i) WDC shall have the sole authority to assert or waive all Privileges with respect to communications and work product that (x) involve, or were made by, any attorney or attorneys representing any party or parties within the WDC Group and/or the Spinco Group, (y) existed at any time at or prior to the Separation Time and (z) either (1) do not relate to the Flash Business, the Flash Assets or the Flash Liabilities, or (2) relate to the consummation of the Transactions, including the negotiation and execution of this Agreement and the Ancillary Agreements (but excluding any Privileges to the extent related to any Shared Liabilities) (the “WDC Pre-Separation Privileged Materials”) and (ii) Spinco shall have the sole authority to assert or waive all Privileges with respect to communications and work product that (x) involve, or were made by, any attorney or attorneys representing any party or parties within the WDC Group and/or the Spinco Group, (y) existed at any time at or prior to the Separation Time and (z) relate solely to the Flash Business, the Flash Assets and/or the Flash Liabilities (the “Spinco Pre-Separation Privileged Materials”, and the WDC Pre-Separation Privileged Materials or the Spinco Pre-Separation Privileged Materials, the “Exclusive Pre-Separation Privileged Materials”).

(c) With respect to communications and work product protected by any Privileges that (x) involve, or were made by, an attorney or attorneys representing any party or parties within the WDC Group and/or the Spinco Group, (y) existed at any time at or prior to the Separation Time, and (z) do not constitute Exclusive Pre-Separation Privileged Materials (the “Shared Pre-Separation Privileged Materials”), WDC shall retain all applicable Privileges; provided, however, that (i) WDC shall not waive any Privilege with respect to Shared Pre- Separation Privileged Materials without the prior written consent of Spinco, such consent not to be unreasonably withheld, and (ii) WDC shall provide Spinco and members of the Spinco Group with reasonable access to such Shared Pre-Separation Privileged Materials. In connection with affording Spinco or any member of the Spinco Group access to such Shared Pre-Separation Privileged Materials, the Parties and their respective Group’s shall cooperate with one another to take appropriate steps to preserve the Privileges afforded to such Shared Pre-Separation Privileged Materials, including by entering into a common interest and joint defense agreement or such other steps as may be reasonably necessary in order to preserve the Privileges afforded to such Shared Pre-Separation Privileged Materials.

(d)

(i) Upon receipt by a Party or any of its Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Exclusive Pre-Separation Privileged Materials of the other Party, or if a Party, or any of its Affiliates, as the case may be, obtains knowledge that any current or former employee of such Party or its Affiliates, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of the other Party’s Exclusive Pre-Separation Privileged Materials, such Party will promptly notify the other Party of the existence of the request and, to the extent legally permissible, provide such other Party with prompt written notice of the existence, terms and circumstances surrounding such request or requirement so that such other Party may (A) seek an injunction, protective order or other appropriate remedy or (B) waive compliance with the provisions of this Agreement. Any such communications required to be disclosed shall not be used against the Party to whom such Exclusive Pre-Separation Privileged Materials belong in any claim between the Parties.

(ii) Upon receipt by a Party or any of its Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Shared Pre-Separation Privileged Materials, or if a Party or any of its Affiliates, as the case may be, obtains knowledge that any current or former employee of such Party or its Affiliates, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Shared Pre-Separation Privileged Materials, such Party will promptly notify the other Party of the existence of the request and, to the extent legally permissible, provide the other Party with prompt written notice of the existence, terms and circumstances surrounding such request or requirement so that the Parties may (A) seek an injunction, protective order or other appropriate remedy or (B) waive compliance with the provisions of this Agreement. No Shared Pre-Separation Privileged Materials shall be used against either Party in any dispute between the Parties.

(e)

(i) Any attorney-client relationship between any member of the Spinco Group, on the one hand, and any attorney employed by any member of the WDC Group as of the Separation Time, on the other hand, shall automatically terminate at the Separation Time. Each member of the Spinco Group hereby waives any conflict with respect to the continued representation of any member of the WDC Group by such attorney and, if so required, agrees to execute a written waiver of such continued representation.

(ii) Any attorney-client relationship between any member of the WDC Group, on the one hand, and any attorney employed by any member of the Spinco Group as of the Separation Time, on the other hand, shall automatically terminate at the Separation Time. Each member of the WDC Group hereby waives any conflict with respect to the continued representation of any member of the Spinco Group by such attorney and, if so required, agrees to execute a written waiver of such continued representation.

6.	ADDITIONAL AGREEMENTS

6.1 Further Assurances; Cooperation.

(a) Subject to the limitations or other provisions of this Agreement and any Ancillary Agreement: (i) each of the Parties shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and carry out the intent and purposes of this Agreement and the Ancillary Agreements, including (x) using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder or in any Ancillary Agreement within its reasonable control; (y) performing all covenants and agreements herein or in any Ancillary Agreement applicable to such Party; and (z) executing and delivering any Transfer Document; and (ii) none of the Parties will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation. Nothing in this Section 6.1 will operate to affect the rights and obligations of the Parties under Section 1 and Section 2.

(b) To the extent that any Ancillary Agreements, or schedules or exhibits thereto (including, for example, the Services Schedule and the Data Processing Addendum referred to in the Transition Services Agreement) are specified to be completed following the date hereof, the Parties shall mutually agree upon the terms, covenants, agreements and contents of such items in good faith, except to the extent a different standard for completion of such item is specified elsewhere in this Agreement or the other Ancillary Agreements, in which case such specifically specified standard for completion shall apply.

6.2 Removal of Tangible Assets. Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, the Parties shall reasonably cooperate, after the Separation Time, with respect to moving or causing to be moved (i) from any facilities of the WDC Group, all tangible Flash Assets and (ii) from any Spinco Real Property, all tangible Excluded Assets, in each case, in a manner so as not to unreasonably interfere with the operations of any member of the WDC Group or Spinco Group and not to cause damage to any facilities or real property.

6.3 Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Separation Time or as soon as practicable thereafter, (i) Spinco shall (with the reasonable cooperation of the applicable member of the WDC Group) use its commercially reasonable efforts to novate, assign or replace (including by inserting Spinco as replacement guarantor) any Spinco Guarantee in order to remove or otherwise have released any member of the WDC Group that is a guarantor of or obligor for any such Spinco Guarantee and (ii) WDC shall (with the reasonable cooperation of the applicable member of the Spinco Group) use its commercially reasonable efforts to novate, assign or replace (including by inserting WDC as replacement guarantor) any WDC Guarantee in order to remove or otherwise have released any member of the Spinco Group that is a guarantor of or obligor for any such WDC Guarantee (in each case, any such novation, assignment, replacement, removal or release, a “Guarantee Release”).

(b) On or prior to the Separation Time, to the extent required to obtain a Guarantee Release:

(i) of any Spinco Guarantee, Spinco will use its commercially reasonable efforts to execute a replacement Spinco Guarantee in the form of the existing Spinco Guarantee (after giving effect to the Guarantee Release) or such other form as is agreed to by the relevant parties to such Spinco Guarantee, except to the extent that such replacement Spinco Guarantee contains representations, covenants or other terms or provisions either (A) with which Spinco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any WDC Guarantee, WDC will use its commercially reasonable efforts to execute a replacement WDC Guarantee in the form of the existing WDC Guarantee (after giving effect to the Guarantee Release) or such other form as is agreed to by the relevant parties to such WDC Guarantee, except to the extent that such replacement WDC Guarantee contains representations, covenants or other terms or provisions either (A) with which WDC would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If a Party is unable to obtain a Guarantee Release prior to the Separation Time, then the other Party will: (i) continue to use its commercially reasonable efforts to obtain a Guarantee Release; (ii) indemnify, defend and hold harmless the other Party and its Affiliates against, and reimburse such Party and its Affiliates for, any Losses of such Party and its Affiliates incurred by them because such Party or its Affiliate is required to make any payment required under any such WDC Guarantee or Spinco Guarantee, as applicable; and (iii) agree not to (and to cause members of their respective Groups not to) renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable, without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party. Each Party’s commercially reasonable efforts with respect to this Section 6.3 shall not require such Party to take any action that would be reasonably expected to expose it or any other member of its Group to any incremental expenses or losses of benefits. Any costs and expenses incurred by the Parties arising out of or related to the matters set forth in this Section 6.3 shall be borne by the Parties in accordance with Section 9.1.

6.4 Insurance Matters.

(a) Subject to, and other than as set forth in Section 6.4(b), Spinco acknowledges that from and after the Separation Time: (i) any insurance policies maintained by WDC or its Subsidiaries, including any self-insurance, fronted insurance or captive insurance policy or program (the “WDC Insurance Policies”), shall not be available, transferred or assigned to Spinco, the Spinco Subs, the Flash Assets or the Flash Business; (ii) Spinco, the Spinco Subs, the Flash Assets and the Flash Business shall cease to be insured by the WDC Insurance Policies; and (iii) Spinco shall be responsible for securing all insurance it deems appropriate for the operation of Spinco, the Spinco Subs, the Flash Assets and the Flash Business.

(b) From and after the Separation Time, Spinco and the Spinco Subs shall have the right to assert claims under the occurrence-based WDC Insurance Policies covering the period prior to the Separation Time, other than any self-insurance, fronted insurance or captive insurance policy or program (“Shared WDC Policies”), arising out of any actual or alleged occurrence occurring prior to the Separation Time relating to Spinco, the Spinco Subs, the Flash Assets or the Flash Business (“Pre-Separation Spinco Claims”). Except as provided in this Section 6.4(b), from and after the Separation Time, WDC shall have no obligation to Spinco and the Spinco Subs with respect to or under any of the Shared WDC Policies; provided that from and after the Separation Time, WDC shall use commercially reasonable efforts to direct any carriers under the Shared WDC Policies to make any available insurance coverage under the Shared WDC Policies available to Spinco, the Spinco Subs, the Flash Assets and the Flash Business for Pre-Separation Spinco Claims; provided, further, that (i) all deductibles, retentions, claims handling fees and similar amounts incurred or payable under any such Shared WDC Policies shall be shared in the same proportion as any insurance proceeds actually received by the WDC Group, on the one hand, and the Spinco Group, on the other hand, with respect to any one claim (or related claims) under the relevant Shared WDC Policy and (ii) Spinco shall be solely responsible for any retrospective premium increases to the extent attributable to any Pre-Separation Spinco Claims; provided, further, that any amounts due to WDC under this Section 6.4(b) shall be remitted promptly by Spinco to WDC following WDC’s written request.

(c) With respect to Pre-Separation Spinco Claims, Spinco and the Spinco Subs shall be solely responsible for the submission, processing, administration and handling of the Pre-Separation Spinco Claims under the Shared WDC Policies; provided, however, that at Spinco’s reasonable request and sole cost and expense, WDC shall reasonably cooperate with and assist Spinco and the Spinco Subs in the submission, processing, administration and handling of the Pre-Separation Spinco Claims under the Shared WDC Policies.

(d) Spinco and the Spinco Subs shall keep WDC reasonably apprised of any Pre-Separation Spinco Claims under the Shared WDC Policies, and WDC shall have the right to reasonably monitor any such Pre-Separation Spinco Claims under the Shared WDC Policies.

(e) With respect to all Shared WDC Policies, Spinco and the Spinco Subs agree and covenant not to make any claim or assert any rights against WDC or under the Shared WDC Policies except as expressly provided under this Section 6.4.

(f) Notwithstanding anything in this Agreement, (i) WDC shall not be deemed to have made any representation or warranty as to the availability of any coverage under any Shared WDC Policies; (ii) except for Retained Claims or as provided in Section 4.4, neither WDC nor its Subsidiaries shall be liable to Spinco or the Spinco Subs for any claims, or portions thereof, not covered by an insurer under any Shared WDC Policy for any reason, including any deductibles, retentions, policy terms, conditions, exclusions, limitations or restrictions (including erosion or exhaustion of limits), coverage disputes, failure to timely notice a claim by WDC, Spinco or the Spinco Subs, any defect in such claim or its processing or bankruptcy or insolvency of any insurance carrier; and (iii) WDC shall retain all rights to control the Shared WDC Policies, including the right to erode, exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of the Shared WDC Policies, notwithstanding the right of Spinco and the Spinco Subs to make claims under the Shared WDC Policies in accordance with this Section 6.4.

6.5 Casualty and Condemnation(a) . If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the material tangible Assets described in Section 1.5(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 1.5(a) (a “Condemnation Event”), then: (i) WDC shall use its commercially reasonable efforts to (A) replace or repair (as applicable) the asset or property subject to such Casualty Loss and (B) replace the asset or property that has been condemned or taken such that the operation of the Flash Business can continue in all material respects in the ordinary course consistent with past practices; or (ii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting Spinco’s or any member of the Spinco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to WDC or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been actually collected, WDC shall, or shall cause its Affiliate to, pay to Spinco: (x) the aggregate amount, if any, of such casualty insurance proceeds described above actually paid to WDC or any of its Affiliates in connection with such Casualty Loss; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above actually paid to WDC or any of its Affiliates in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above actually paid to WDC or any of its Affiliates in connection with such Condemnation Event, in each case, net of any deductible or retention amount or any other costs or expenses incurred in obtaining such recovery. WDC shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds described above actually paid to WDC shall be included as a Flash Asset and not be distributable cash available to WDC or any other member of the WDC Group.

6.6 Confidentiality.

(a) For a period of four (4) years following the Separation Time (or such longer period applicable in accordance with the last sentence of this Section 6.6(a) or Section 6.6(b)), the Parties shall hold, and shall cause each of their respective controlled Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as permitted pursuant to this Agreement or the Ancillary Agreements (including as reasonably necessary to provide or receive services under the Transition Services Agreement), without the prior written consent of the applicable Party concerning its Confidential Information, any and all Confidential Information concerning the other Party or such Party’s Group; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective controlled Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against the other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other disclosures required by Law or applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the applicable Party shall promptly notify the Party whose Confidential Information is the subject of such demand or request for disclosure of the existence of such request or demand and, to the extent commercially practicable, shall provide such Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the applicable Party will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information. With respect to any and all Confidential Information that is a Trade Secret, the confidentiality obligations in this Section 6.6(a) shall continue in full force and effect for as long as such Confidential Information remains a Trade Secret under applicable Law.

(b) The provisions of this Section 6.6 do not limit the obligations of any Party regarding the confidentiality of Confidential Information under any other Contract.

(c) Nothing in this Section 6.6 shall alter or limit any rights or obligations of WDC or Spinco pursuant to the Intellectual Property Cross-License Agreement.

6.7 Receipt of Communications; Payments. After the Separation Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Separation Time, each Party authorizes the other Party to receive and, if necessary to identify the proper recipient in accordance with this Section 6.7, open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6; provided that the failure to deliver such mail, packages or other communications (or copies thereof) shall not constitute a breach of this Section 6.7 except to the extent that any such Party shall have been actually prejudiced as a result of such failure. The provisions of this Section 6.7 are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes. After the Separation Time, each of Spinco and WDC shall cause the other members of its respective Group and its and any of their respective then-Affiliates to, promptly pay or deliver to the other Party (or their designee) any monies or checks that have been received after the Separation Time to the extent they are (or represent the proceeds of) an Excluded Asset or a Flash Asset, respectively.

6.8 Real Property Transfer Obligations. WDC shall, and shall cause its Affiliates to, make all filings and submissions, and take all other steps, required by Law in connection with all Real Property Transfer Obligations, to the extent applicable to any of the transactions contemplated by this Agreement; provided that WDC shall, and shall cause its Affiliates to, reasonably consult with Spinco with respect to such filings, submissions and compliance, including reasonably consulting with Spinco on any determination regarding the need to make any filing or submission and providing Spinco with a reasonable opportunity to comment on a draft of any required filing or submission. WDC shall pay any costs relating to, arising out of or resulting from such filings, submissions and compliance with respect to any Real Property Transfer Obligations.

6.9 Non-Competition. For a period of forty (40) months from and after the Separation Time (the “Restricted Period”) and except as otherwise permitted in the Ancillary Agreements or any Contracts set forth in Schedule 1.7(b)(vi), WDC shall not, and shall cause its controlled Affiliates not to, develop, manufacture, market or sell standalone SSDs (whether internal or external SSDs). For the avoidance of doubt, this Section 6.9 shall not apply to HDDs that include Flash Business Products as a component or to Platforms Products.

6.10 Specified Trademarks. From and after the Separation Time, WDC (i) shall not, and shall cause its Affiliates not to, use in commerce, prosecute or take any action to maintain, and (ii) shall, and shall cause its Affiliates to, abandon and permit to lapse, the Specified Trademarks.

7.	CONDITIONS

7.1 Conditions to the Distribution. The obligations of WDC to effect the Distribution pursuant to this Agreement shall be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by WDC, in its sole and absolute discretion (subject to Section 9.7), at or prior to the Separation Time of each the following conditions:

(a) the WDC Board shall have declared the Distribution and approved all related Transactions, which declaration may be made or withheld at its sole and absolute discretion (and such declaration or approval shall not have been withdrawn);

(b) the Registration Statement shall have been declared effective by the SEC, with no stop order suspending the effectiveness of the Registration Statement in effect, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c) WDC shall have mailed the Information Statement (and such other information concerning Spinco, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the applicable Record Holders;

(d) Nasdaq shall have approved the Nasdaq Listing Application, subject to office notice of issuance;

(e) the Internal Restructuring shall have been completed in all material respects prior to the Distribution, other than such steps (if any) that are expressly contemplated to occur at or after the Distribution;

(f) the Ancillary Agreements shall have been executed and delivered by each of the parties thereto;

(g) an independent appraisal firm shall have delivered (i) opinions, dated as of (x) the date of the declaration of the Distribution by the WDC Board and (y) the Distribution Date (or, with respect to clause (y), a bringdown of such opinion as of the Distribution Date), to the WDC Board that (1) after giving effect to the consummation of the Transactions, (A) the assets of each of WDC and Spinco, at a fair valuation, exceed its respective debts (including contingent liabilities), (B) each of WDC and Spinco will be able to pay its respective debts (including contingent liabilities) as they become due and (C) neither WDC nor Spinco will have an unreasonably small amount of either assets or capital for the operations of the businesses in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the Distribution and pursuant to Section 170 of the DGCL, the surplus of WDC exceeds the net amount of the value of the Distribution less the Spinco Dividend and (ii) opinions, dated as of (x) the date of the declaration of the Spinco Dividend by the Board of Directors of Spinco (the “Spinco Board”) and (y) the Distribution Date (or, with respect to clause (y), a bringdown of such opinion as of the Distribution Date), to the Spinco Board that (1) after giving effect to the consummation of the Transactions, (A) the assets of Spinco, at a fair valuation, exceed its debts (including contingent liabilities), (B) Spinco will be able to pay its debts (including contingent liabilities) as they become due and (C) Spinco will not have an unreasonably small amount of either assets or capital for the operations of the businesses in which it is engaged or in which management has indicated it intends to engage and (2) immediately prior to giving effect to the Spinco Dividend and pursuant to Section 170 of the DGCL, the surplus of Spinco exceeds the amount of the Spinco Dividend (the opinions to be delivered pursuant to clause (i) and clause (ii), collectively, the “Solvency Opinions”); and such Solvency Opinions shall be reasonably acceptable to WDC in form and substance; and such Solvency Opinions shall not have been withdrawn or rescinded or modified in any respect adverse to WDC;

(h) WDC shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to WDC, in form and substance satisfactory to WDC (in its sole discretion), to the effect that the Spinco Contribution, taken together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D), 361 and 355 of the Code;

(i) all other actions and filings necessary or appropriate under the securities and “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution shall have been taken;

(j) (i) the waiting periods (including all extensions thereof), filings, Governmental Approvals, authorizations or consents applicable to the consummation of the Transactions shall have expired, been terminated, been made or been obtained (ii) the approvals and notices specified under any Law listed on Schedule 7.1(j) shall have been obtained and provided;

(k) no preliminary or permanent injunction or other order, decree, or ruling issues by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions;

(l) no other event or development shall have occurred or failed to occur that, in the judgment of the WDC Board, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable; and

(m) (I) WDC shall have either (i) refinanced the obligations under its Existing Credit Agreement or (ii) obtained a waiver from the requisite lenders under its Existing Credit Agreement, in each case, in a manner and to the extent necessary (as determined by WDC in good faith) to permit the Transactions and (II) Spinco shall have consummated the necessary debt financing transactions (as determined by Spinco in good faith).

8.	DISPUTE RESOLUTION

8.1 Negotiation.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (each, an “Appointed Representative”). The Appointed Representatives shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the Parties, exceed thirty (30) calendar days from the time of receipt by a Party; and (ii) the relevant employees from the relevant Parties shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 8.1 with respect to all matters not specifically subject to such dispute resolution.

(d) Except as otherwise specifically provided herein, this Section 8.1 shall not apply to Section 3.4.

9.	MISCELLANEOUS

9.1 Expenses. Except as otherwise provided in this Agreement, the Transfer Documents or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, whether or not the Transactions are consummated, WDC shall bear all costs and expenses of any member of the Spinco Group or WDC Group incurred on or prior to the Distribution in connection with the preparation, execution, delivery and implementation of this Agreement, the Transfer Documents, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided that, except as otherwise provided in this Agreement, the Transfer Documents or any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, the Transfer Documents, the Ancillary Agreements and the transactions contemplated hereby and thereby.

9.2 Entire Agreement. This Agreement and the Ancillary Agreements, including any schedules, exhibits and amendments hereto and thereto, and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, between the Parties with respect to such subject matter hereof and thereof.

9.3 Governing Law. This Agreement and the consummation of the Transactions, and any Action (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement and the consummation of the Transactions, or the negotiation, validity, interpretation, performance, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

9.4 Specific Performance; Jurisdiction.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. Nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of WDC and Spinco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Each of the Parties irrevocably agrees that, subject (except in the case of any legal action or proceeding seeking specific performance) to prior compliance with Section 8.1, any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.4; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by applicable Law, any claim that: (x) the suit, action or proceeding in such court is brought in an inconvenient forum; (y) the venue of such suit, action or proceeding is improper; or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts (other than by reason of, except in the case of any action or proceeding for specific performance, needing to first comply with the provisions of Section 8.1). In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.5 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed; or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission when receipt is confirmed:

(a) If to WDC:

c/o Western Digital Corporation

[Address]

Attn: [●]

Email: [●]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue Suite 1400

Palo Alto, CA 94301

Attn: Thomas J. Ivey and Christopher J. Bors

Email: thomas.ivey@skadden.com and christopher.bors@skadden.com

(b) If to Spinco:

c/o Sandisk Corporation

[Address]

Attn: [●]

Email: [●]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue Suite 1400

Palo Alto, CA 94301

Attn: Thomas J. Ivey and Christopher J. Bors

Email: thomas.ivey@skadden.com and christopher.bors@skadden.com

9.7 Amendments and Waivers.

(a) This Agreement may be amended or supplemented in any and all respects and any provision of this Agreement may be waived and any such waiver shall be binding upon a Party, only if such waiver is set forth in a writing executed by such waiving Party bound thereby, and any such amendment or supplement shall be effective only if set forth in a writing executed by each of the Parties; and any such waiver, amendment or supplement shall not be applicable or have any effect except in the specific instance in which it is given. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) Notwithstanding the foregoing, no failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 9.7(a) and shall be effective only to the extent in such writing specifically set forth.

9.8 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Separation Time by mutual written consent of the Parties.

9.9 No Third-Party Beneficiaries. Except for the provisions of Section 4 with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and is not intended, and shall not be deemed, to (a) create any agreement of employment with any person, (b) confer on third parties (including any employees of the Parties and their respective Groups) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement, or (c) otherwise create any third-party beneficiary hereto.

9.10 Assignability; Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights, interests or obligations hereunder may be assigned or delegated by any such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Party shall be void and of no effect. Except as set forth in Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their permitted successors and assigns) any power, right, privilege or remedy of any nature whatsoever under or by reason of this Agreement.

9.11 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

9.12 Survival of Covenants. The covenants in this Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) As used in this Agreement, the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(f) As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(h) As used in this Agreement, the terms “or,” “any” or “either” are not exclusive and shall be deemed to be “and/or.”

(i) As used in this Agreement, references to “written” or “in writing” include in electronic form.

(j) As used in this Agreement, references to the “date hereof” are to the date of this Agreement.

(k) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(l) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction, meaning or interpretation of this Agreement. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement.

(m) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(n) As used in this Agreement, references to “$” in this report are to the lawful currency of the United States of America.

9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract, and each such Party forever waives any such defense.

9.16 Plan of Reorganization. This Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g).

10.	DEFINITIONS

10.1 Defined Terms. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” shall mean any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, excluding any ordinary course prosecution or maintenance activities or proceedings before the U.S. Patent and Trademark Office (USPTO), U.S. Copyright Office, any successor offices or any similar Intellectual Property Rights offices or agencies throughout the world.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” shall mean each of the agreements that implement the transactions contemplated by the Separation Plan (including any local business transfer agreements), the Tax Matters Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Cross-License Agreement, the Stockholder and Registration Rights Agreement, the Employee Matters Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 2.2(a). For purposes of clarity and the avoidance of doubt, Ancillary Agreements shall not include any Excluded Related Party Agreements.

“Ancillary IP Rights” shall mean, with respect to any Intellectual Property Rights: (A) the right to seek, recover and retain damages, costs, profits, injunctive relief and other remedies for any past or future infringement or misappropriation thereof, (B) the right to register, prosecute, maintain or record such Intellectual Property Rights with any Governmental Authority after the Separation Time, (C) the right to collect royalties or other payments under or on account of such Intellectual Property Rights after the Separation Time and (D) all goodwill to the extent associated with such Intellectual Property Rights, in each case, in all countries in the world.

“Assets” shall mean any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind; (ii) all inventories of materials, parts, raw materials, packing materials, supplies, works-in-process, goods in transit, consigned goods and finished goods and products; (iii) all Real Property Interests; (iv) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (v) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements; (vi) all deposits, letters of credit and performance and surety bonds; (vii) all Intellectual Property Rights; (viii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer, distribution and supplier lists, customer and vendor data, correspondence and lists, product literature (including historical), advertising and promotional materials, other printed or written materials and artwork; design, development, manufacturing and quality control records, procedures and files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records and financial records, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ix) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable (whether current or non-current); (x) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xi) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement, and, therefore, assets related to Taxes (including any Tax Items, Tax Attributes or rights to receive any Refunds) shall not be treated as Assets.

“Business Day” shall mean any day, other than a Saturday, a Sunday and any day which is a legal holiday under the laws of the States of California or Delaware, or is a day on which banking institutions located in the States of California or Delaware are authorized or required by Law or other governmental action to close.

“Code” shall have the meaning set forth in the form of Tax Matters Agreement.

“Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including: (i) earnings reports and forecasts; (ii) macro-economic reports and forecasts; (iii) business and strategic plans; (iv) general market evaluations and surveys; (v) litigation presentations and risk assessments; (vi) budgets; and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information or Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to, at or following the Separation Time, has been disclosed by a Party (in such capacity, the “Disclosing Party”) or its Subsidiaries to the other Party (in such capacity, the “Receiving Party”) or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the Receiving Party, including pursuant to the access provisions of Section 5.1 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been: (i) in the public domain through no breach of confidentiality obligations by the Receiving Party or its Subsidiaries; (ii) lawfully acquired without confidentiality obligations from other sources by the Receiving Party or its Subsidiaries to which it was furnished, other than, in the case of WDC as the Receiving Party, any Confidential Information of Spinco that was acquired by WDC or any of its Subsidiaries prior to the Separation Time; (iii) independently developed by the Receiving Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the Disclosing Party or its Subsidiaries and without a breach of this Agreement, other than, in the case of WDC as the Receiving Party, any Confidential Information of Spinco that was independently developed by WDC or any of its Subsidiaries prior to the Separation Time; or (iv) approved for release by written authorization of the Disclosing Party and/or the third-party owner of the disclosed information; provided, however, that in the case of clause (ii), to the Receiving Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations). Following the Separation Time, (a) all Confidential Business Information and Confidential Operational Information included in Flash Assets shall, subject to the exceptions set forth in clauses (i) to (iv) of this “Confidential Information” definition, be deemed to be Confidential Information of Spinco, (b) Spinco shall be deemed to be the Disclosing Party thereof and (c) the WDC Group shall be deemed a Receiving Party thereof, in each case, regardless of whether such information originated from or was originally disclosed by any member of the WDC Group.

“Confidential Operational Information” shall mean all operational information, data or material including: (i) specifications, ideas and concepts for products, services and operations; (ii) quality assurance policies, procedures and specifications; (iii) customer information; (iv) Software; (v) training materials and information; and (vi) all other know-how, methodologies, procedures, techniques and Trade Secrets related to design, development and operational processes.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” shall mean (i) any legally binding written or oral agreement, contract, subcontract, lease, sublease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, bond, mortgage, indenture, insurance policy or commitment or undertaking of any nature, as well as, with respect to any Shared Contracts or (ii) solely as between the WDC Group and the Spinco Group, any contract (or portion of a contract allocated) resulting from the Shared Contract Transfer pursuant to Section 1.8(c), including any assignment or partial assignment (or purported assignment or partial assignment including via the letter method), replication or transfer of a Contract, but excluding any Permit and Benefit Arrangement (as defined in the Employee Matters Agreement).

“Distribution Date” shall mean, as applicable, the date selected by the WDC Board or its designee for the distribution of the shares of Spinco Common Stock to the Record Holders in connection with the Distribution as set forth in Section 3.1.

“Domain Names” shall mean all rights to Uniform Resource Locators, Web site addresses, domain names and social media accounts.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean all Laws relating to pollution, the protection, restoration or remediation of, or prevention of harm to, the environment or natural resources or, to the extent relating to exposure to hazardous or toxic materials, substances or wastes, the protection of human health and safety.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded IP” shall mean the Intellectual Property Rights listed on Schedule 10.1(b), along with the Specified Trademarks.

“Existing Credit Agreement” shall mean that certain Amended and Restated Loan Agreement dated as of January 7, 2022, as amended on December 23, 2022, June 20, 2023 and June 11, 2024 (as may be further amended, supplemented, amended and restated or otherwise modified from time to time), by and among WDC, the additional borrowers party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and certain banks and financial institutions from time to time party thereto.

“Expired” shall mean, when used with respect to any Contract, Permit or Deferred Asset, the expiration of such Contract, Permit or Deferred Asset after the end of all automatic or voluntary extensions of the term of such Contract, Permit or Deferred Asset, whether pursuant to the express terms of applicable Law, the terms of the Contract, Permit or Deferred Asset or in conformity with the historical practice of WDC or its relevant Affiliate with respect to such Contract, Permit or Deferred Asset and with respect to any deferred liability shall mean the extinguishment of such Liability. “Expiration” shall have a correlative meaning.

“Flash Business” shall mean the “Flash” operating segment of the WDC Group, as described in WDC’s Form 10-K for the fiscal year ended June 28, 2024, including the businesses of marketing, offering, selling, licensing, providing, distributing, developing, manufacturing, importing or exporting Flash Business Products.

“Flash Business Audited Financial Statements” shall mean the audited combined financial statements of the Flash Business for the three fiscal years ended June 28, 2024, June 30, 2023 and July 1, 2022, including the combined balance sheets of the Flash Business as of June 28, 2024, and June 30, 2023, and the combined statements of operations, comprehensive income (loss), cash flows and changes in parent company net investment of the Flash Business, for each of the three fiscal years ended June 28, 2024, June 30, 2023 and July 1, 2022.

“Flash Business Products” shall mean: (i) any semiconductor memory, including flash memory, MRAM, phase-change memory and ReRAM (collectively, “Semiconductor Memory”); (ii) any system or module primarily based on Semiconductor Memory; and (iii) any ancillary components, materials and software, including, but not limited to, controllers, firmware, housing, packaging and support means, to the extent incorporated into or primarily used with (i) and/or (ii).

“Foreign Investment Laws” shall mean all Laws relating to or otherwise providing a Governmental Authority with the ability or authority to review, impose limitations on, prohibit, or otherwise take action with respect to foreign investments that could impact, among other things, national security or public order.

“Governmental Approvals” shall mean any notices, reports or other filings to be made to, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, domestic, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” shall mean the WDC Group or the Spinco Group, as the context requires.

“Hazardous Materials” shall mean: (i) any petrochemical or petroleum products, oil or coal ash, per-and polyfluoroalkyl substances, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Environmental Law.

“Indebtedness” shall mean, with respect to any Person, without duplication, all (i) unpaid principal of and accrued interest and fees on all indebtedness of such Person for borrowed money (excluding all intercompany indebtedness between or among such Person and its Subsidiaries but including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Separation Time), (ii) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, mortgage, debt security, preferred stock (including payment-in-kind interest), debentures or other debt instruments, (iii) amounts owing as deferred purchase price for the purchase of any property or assets (excluding trade payables incurred in the ordinary course of business), and (iv) indebtedness or obligations of another Person referred to in clause (i) above guaranteed by such Person; provided that letters of credit and performance bonds issued in the ordinary course of business and capital leases shall not be Indebtedness.

“Information” shall mean all information in written, oral, electronic or other tangible or intangible forms, including information in works of authorship, documentation, studies, reports, records, books, manuals, files, data, databases, drawings, samples, graphics, illustrations, artwork, Contracts, instruments, surveys, flow charts, customer and supplier lists and names, pricing and cost information, business and marketing plans, proposals and materials, compositions, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction, employee or business information, in each case, in whatever form or medium and whether or not protected or protectable under a Patent or a Copyright or embodying proprietary Intellectual Property Rights.

“Information Statement” shall mean the information statement of Spinco, included as Exhibit 99.1 to the Registration Statement, to be distributed or made available to holders of WDC Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property Rights” shall mean any and all statutory and/or common law intellectual property rights throughout the world, including any of the following: (i) all rights in United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, reexaminations, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secret rights and similar rights in know-how, Information or other materials (collectively, “Trade Secrets”); (iii) all registered and unregistered copyrights and all other rights corresponding thereto in any works of authorship, including Software (collectively, “Copyrights”); (iv) all registered, applied-for and unregistered trademark rights and similar rights in trade names, logos, trade dress, trademarks and service marks (collectively, “Trademarks”); (v) all design rights, maskwork rights, rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses, domain names and social media accounts; (vii) any similar, corresponding or equivalent rights to any of the foregoing; (viii) all intangible rights in Technology; and (ix) any registrations and renewals of or applications to register any of the foregoing.

“Intercompany Account” shall mean any receivable, payable or loan between any member of the WDC Group, on the one hand, and any member of the Spinco Group, on the other hand, that exists prior to the Distribution Date except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Internal Restructuring” shall mean the corporate restructuring steps contemplated by the Separation Plan, including: (i) the Spinco Contribution; (ii) the transfer, directly or indirectly, of the Excluded Assets and Excluded Liabilities, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement (including as set forth in Section 1.3); and (iii) each of the transactions contemplated by Section 1.7.

“IP Contracts” shall mean Contracts under which a party thereto grants or is granted an assignment, license, non-assertion covenant, authorization, immunization or similar rights under or with respect to Intellectual Property Rights, Information or Technology, excluding any Contract where all assignments, licenses, non-assertion covenants, authorizations, immunizations or similar rights under or with respect to Intellectual Property Rights, Information or Technology in such Contract are incidental and immaterial to the primary purpose of such Contract.

“Law” shall mean any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Authority.

“Liabilities” shall mean all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Law or Order, or any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, license, encumbrance, claim, option, pledge, title defect, preemptive right or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset.

“Losses” shall mean Liabilities, claims, damages, penalties, judgments, assessments, losses, costs, expenses (including reasonable attorneys’ and consultants’ fees and expenses) and interest, in any case, whether arising under strict liability or otherwise; provided, however, that any portion of such Losses that are punitive, exemplary, unforeseeable or speculative shall be indemnifiable only if such Losses have been awarded by a court of competent jurisdiction and were determined to have been proximately caused by the Indemnifying Party. For purposes of clarity, the fact that a Third-Party Claim includes a request for punitive, exemplary, unforeseeable or speculative damages is not a basis for refusing an Indemnitee’s request that an Indemnifying Party defend such claim.

“Milpitas Sites” shall mean the real property located at (i) 901 SanDisk Drive, Milpitas, California 95035, USA, (ii) 951 SanDisk Drive, Milpitas, California 95035, USA, (iii) 1001 SanDisk Drive, Milpitas, California 95035, USA, (iv) 1101 SanDisk Drive, Milpitas, California 95035, USA and (v) 1051 SanDisk Drive, Milpitas, California 95035, USA.

“Non-Personnel IT Assets” shall mean, other than Personnel IT Assets, all (i) information technology Systems, and (ii) documentation, reference, resource and training materials to the extent relating thereto; provided that, notwithstanding the foregoing, Non-Personnel IT Assets shall exclude Intellectual Property Rights.

“Object Code” shall mean Software in binary, object or executable form that is intended to be directly executable by a computer without the intervening steps of compilation or assembly.

“Order” shall mean any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Permit” shall mean any franchise, permit, certification, license, easement, servitude, variance, right, exemption, approval, consent, waiver, registration or other authorization of a Governmental Authority issued under or with respect to applicable Laws or Orders.

“Permitted Liens” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, which do not and would not reasonably be expected to, individually or in the aggregate, materially interfere with the present use of assets or property subject thereto or affected thereby; (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established; (iii) Liens reflected in the [●] Balance Sheet; (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate or are being contested; (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority; (vi) statutory liens for amounts not yet delinquent to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (vii) non-exclusive licenses, immunities from suit, or covenants not to assert granted under or with respect to any Intellectual Property Rights; (viii) pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money which do not, individually or in the aggregate, materially interfere with the present use of assets or property subject thereto or affected thereby; (x) Liens on WDC, Spinco and each of their respective Subsidiaries, or on the assets or equity interests of WDC, Spinco and each of their Subsidiaries, that will be released in connection with or after giving effect to the Distribution or the Separation Time; and (xi) Liens granted under or in connection with the Existing Credit Agreement.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personnel IT Assets” shall mean (i) personal computers (including laptop computers but excluding servers), telephones (including cell phones and smartphones) and personal telephone equipment (including headsets), and (ii) computer monitors, docking stations, and printers [assigned to and primarily used by remote employees]; provided that, notwithstanding the foregoing, Personnel IT Assets shall exclude Intellectual Property Rights.

“Platforms Products” shall mean:

(i) any storage system having one or more hard disk drive (HDD) slots;

(ii) any storage system having two or more solid state drive (SSD) slots, and if included, any SSD installed with and sold with such a system;

(iii) any standalone ASIC or semiconductor IC core that provides PCIe-to-NVMe-oF protocol bridge functionality;

(iv) any controller or controller card that encompasses clause (iii) above;

(v) any storage device (except for a standalone SSD) or system (except for one having a single SSD slot) that encompasses clauses (iii) or (iv) above;

(vi) any storage device that is attached to a controller card that encompasses clause (iii) above; and

(vii) any standalone SSD for post-sale installation into a storage system in clauses (i) or (ii) above that was previously sold by WDC.

“Real Property Interests” shall mean all interests in real property of whatever nature, including easements and servitudes, whether as fee owner, owner or holder of a Lien, lessor, sublessor, lessee, sublessee or otherwise.

“Real Property Transfer Obligations” shall mean any Liabilities and costs (including any costs associated with any required filings, investigation, remediation or other responsive action) arising from or relating to compliance or non-compliance with Environmental Laws with real property transfer requirements and any regulations thereunder, in each case as a result of the transactions contemplated by this Agreement.

“Record Date” shall mean 1:00 p.m. Pacific Time on the date to be determined by the WDC Board as the record date for determining stockholders of WDC entitled to receive shares of Spinco Common Stock in the Distribution.

“Record Holders” shall mean the holders of record of shares of WDC Common Stock as of the close of business on the Record Date.

“Refund” shall have the meaning set forth in the form of Tax Matters Agreement.

“Registration Statement” shall mean the registration statement on Form 10 of Spinco (which includes the Information Statement) relating to the registration under Section 12(b) of the Exchange Act of Spinco Common Stock, including any amendments or supplements thereto.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or migration through the indoor or outdoor environment (including surface water, groundwater, land surface or subsurface strata or ambient air), including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance, pollutant or contaminant.

“Representatives” shall mean with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Contract” shall mean any shared written Contract (excluding Spinco Leases, purchase orders and insurance policies) to which one or more members of the WDC Group and/or the Spinco Group is a party relating to the Flash Business and that also relates to any other business or business function of WDC or its Subsidiaries, which Shared Contracts shall be subject to the rights and obligations of the Parties set forth in Section 1.8(c). For the avoidance of doubt, upon a Shared Contract Transfer pursuant to Section 1.8(c), the resulting Contract (or portion of a contract allocated thereunder) shall no longer be a Shared Contract.

“Shared Liabilities” shall mean any Liabilities: (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in (A) the Registration Statement (including the Information Statement), or (B) any other disclosure document primarily relating to the Transaction that is disseminated publicly on or prior to the Distribution Date or filed on or prior to the Distribution Date with either the SEC or other Governmental Authority; or (ii) arising out of or based upon any omission or alleged omission to state a material fact required to be stated in any of the documents within the purview of clause (i) or necessary to make the statements therein not misleading.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, firmware, models and methodologies, whether in Source Code or Object Code form, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Source Code” shall mean Software comprising computer programming code Software in human readable form, excluding Object Code.

“Specified Trademarks” shall mean the registered Trademarks listed on Schedule 10.1(e), including all right, title and interest therein and all goodwill associated therewith.

“Spinco Cash” shall mean the aggregate amount of cash and cash equivalents held by Spinco and its Subsidiaries as of immediately prior to the Separation Time, including the amount of any checks and drafts (i) received by Spinco and its Subsidiaries but not yet deposited, and (ii) deposited for the account of Spinco or any of its Subsidiaries but not yet cleared.

“Spinco Cash Amount” shall mean one billion dollars ($1,000,000,000.00).

“Spinco Common Stock” shall mean the Common Stock, par value $0.01 per share, of Spinco.

“Spinco Contribution” shall mean the transfer, directly or indirectly, of the Flash Assets from the WDC Group to the Spinco Group and the assumption of the Flash Liabilities by the Spinco Group, in each case, relating to, arising out of or resulting from the transactions contemplated by this Agreement (including as set forth in Section 1.1, Section 1.2, Section 1.8(c) and Section 1.9).

“Spinco Debt” shall mean, without duplication, as of immediately prior to the Separation Time, any unpaid principal of and accrued interest and fees on all indebtedness of Spinco and its Subsidiaries for borrowed money, not including (i) intercompany indebtedness between or among Spinco and its Subsidiaries (but including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Separation Time) and (ii) Spinco Leases.

“Spinco Dividend” shall mean the cash to be paid by Spinco to WDC in exchange for the Spinco Contribution in an amount calculated pursuant to Section 3.4.

“Spinco Group” shall mean Spinco, each of the Spinco Subs and any legal predecessors thereto.

“Spinco Guarantees” shall mean arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person to support or facilitate, or otherwise in respect of, the obligations of any member of the Spinco Group or the Flash Business or Contracts, commitments, Liabilities and Permits of any member of the Spinco Group or the Flash Business.

“Spinco Indemnitees” shall mean: (i) Spinco and each other member of the Spinco Group; and (ii) all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such) (excluding any shareholder of Spinco), together with their respective heirs, executors, administrators, successors and assigns..

“Spinco IP” shall mean all Intellectual Property Rights (including Intellectual Property Rights in Source Code for Software) owned by or licensed to WDC or any of its Affiliates (including Spinco and the Spinco Subs) that are primarily used in, or primarily held for use in, the Flash Business, including (i) the Trademarks, Domain Names and Copyrights listed on Schedule 10.1(d) and (ii) the Spinco Patents, in each case, excluding the Excluded IP.

“Spinco Leased Real Property” shall mean all real property leased, subleased, licensed or otherwise occupied by or from WDC or any of its Subsidiaries primarily for the operation of the Flash Business, the address of which is identified on Schedule 1.5(a)(i)(B).

“Spinco Leases” shall mean all leases, licenses, subleases and occupancy agreements (whether written or oral), including any amendments, modifications, supplements and lease guaranties thereto, identified on Schedule 1.5(a)(i)(B) pursuant to which the Spinco Leased Real Property is leased, subleased, licensed or otherwise occupied by or from WDC or its Subsidiaries primarily for the operation of the Flash Business.

“Spinco Owned Real Property” shall mean all real property owned (or, in the case of non-U.S. real property, the foreign equivalent of ownership in the applicable jurisdiction) by WDC or its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of WDC or its Subsidiaries relating to the foregoing, that is intended to be conveyed to Spinco or any of its Subsidiaries by WDC or its Subsidiaries pursuant to this Agreement as set forth on Schedule 1.5(a)(i)(A).

“Spinco Patents” shall mean (i) all Patents listed on Schedule 10.1(c) and (ii) (A) any Patent that claims (or is entitled to validly claim) priority from any of the foregoing Patents; (B) any Patent that is a continuation, continuation in part, divisional or reissue of any of the foregoing Patents, or that is linked to any of the foregoing Patents by a terminal disclaimer; and (C) any foreign counterpart of any of the foregoing Patents.

“Subsidiary” shall mean that an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity; provided that for all purposes of this Agreement, none of Flash Partners Ltd., Flash Alliance Ltd. or Flash Forward Ltd. shall be considered a Subsidiary of Spinco or a Subsidiary of WDC.

“Systems” shall mean all hardware, networks, electronics, platforms, servers, interfaces, websites and related information technology systems and services, computer systems and equipment, public Internet protocol address blocks, telecommunications equipment, information technology infrastructure, network devices and equipment (including routers, wireless access points, switches and hubs), fiber and backbone cabling and other telecommunications wiring, demarcation points and rooms, computer rooms and telecommunications closets, including any of the foregoing that are outsourced.

“Tax” or “Taxes” shall have the meaning set forth in the form of Tax Matters Agreement.

“Tax Attribute” shall have the meaning set forth in the form of Tax Matters Agreement.

“Tax Contest” shall have the meaning set forth in the form of Tax Matters Agreement.

“Tax Item” shall have the meaning set forth in the form of Tax Matters Agreement.

“Tax Records” shall have the meaning set forth in the form of Tax Matters Agreement.

“Tax Return” shall have the meaning set forth in the form of Tax Matters Agreement.

“Taxing Authority” shall have the meaning set forth in the form of Tax Matters Agreement.

“Technology” shall mean all tangible items constituting, disclosing or embodying any or all of the following: inventions, works, discoveries, innovations, know-how, ideas, research and development, formulas, algorithms, processes, techniques, designs, design rules, concepts, methods, specifications, algorithms, procedures, protocols, routines, register-transfer levels, netlists, Verilog files, simulations, emulation and simulation reports, test vectors and integrated circuits and integrated circuit masks, mask works, Software, blueprints, diagrams, models, prototypes and other forms of technology and/or scientific, technical or logic information or materials, in each case, whether or not protected or protectable under a Patent or a Copyright or embodying proprietary Intellectual Property Rights; provided that, notwithstanding the foregoing, Technology shall exclude Intellectual Property Rights.

“Tools” shall mean all machinery, equipment, tools, wires and vehicles; provided that, notwithstanding the foregoing, Tools shall exclude Intellectual Property Rights.

“Transactions” shall mean the Internal Restructuring, the Distribution, any Subsequent Distribution and the other transactions contemplated by this Agreement, the Separation Plan and the Ancillary Agreements.

“WDC Group” shall mean WDC, each of its Subsidiaries and any legal predecessors thereto, but excluding any member of the Spinco Group.

“WDC Guarantees” shall mean arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person to support or facilitate, or otherwise in respect of, the obligations of any member of the WDC Group or any business (other than the Flash Business) of the WDC Group or Contracts, commitments, Liabilities and Permits of any member of the WDC Group or any business (other than the Flash Business) of the WDC Group.

“WDC Indemnitees” shall mean WDC, each member of the WDC Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the WDC Group (in each case, in their respective capacities as such) (excluding any shareholder of WDC), together with their respective heirs, executors, administrators, successors and assigns.

10.2 Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
Agreement	Preamble
Agreement Disputes	Section 8.1(b)
Appointed Representative	Section 8.1(a)
Casualty Loss	Section 6.5(a)
Clean-Up Distribution	Recitals
Condemnation Event	Section 6.5(a)
Conveyance	Section 1.1
Debt Exchange	Recitals
Debt Exchange Parties	Recitals
Deferred Asset	Section 1.8(b)
Disposed Flash Business	Section 1.6(a)(ii)(2)
Distribution	Recitals
Employee Matters Agreement	Section 2.2(a)(vii)
Exchange Debt	Recitals
Excluded Assets	Section 1.5(b)
Excluded Liabilities	Section 1.6(b)
Excluded Related Party Agreements	Section 1.7(b)(vi)
Exclusive Pre-Separation Privileged Materials	Section 5.3(b)
Flash Assets	Section 1.5(a)
Flash Liabilities	Section 1.6(a)
Flash Permits	Section 1.5(a)(iv)
Guarantee Release	Section 6.3(a)
Indemnifying Party	Section 4.6(b)
Indemnitee	Section 4.6(b)
Indemnity Payment	Section 4.7
Intellectual Property Cross-License Agreement	Section 2.2(a)(v)
Joint Control Action	Section 4.8(a)
Nasdaq Listing Application	Section 3.2(a)
Non-Transferable Permits	Section 1.8(a)
Parties	Preamble
Party	Preamble
Pre-Separation Spinco Claims	Section 6.4(b)
Preservation Period	Section 5.1(a)
Privileges	Section 5.3(a)
Related Party Agreements	Section 1.7(a)
Restricted Period	Section 6.9
Retained Claims	Section 4.1(c)
Retained Stock	Recitals
Separation	Recitals
Separation Date	Section 2.1
Separation Plan	Section 1.1
Separation Time	Section 2.1
Shared Contract Transfer	Section 1.8(c)
Shared Pre-Separation Privileged Materials	Section 5.3(c)
Solvency Opinions	Section 7.1(g)
Spinco	Preamble
Spinco Accounts	Section 1.10(a)
Spinco Board	Section 7.1(g)
Spinco Books and Records	Section 1.5(a)(xiii)
Spinco Contracts	Section 1.5(a)(xii)
Spinco Non-Personnel IT	Section 1.5(a)(viii)
Spinco Pre-Separation Privileged Materials	Section 5.3(b)
Spinco Real Property	Section 1.5(a)(i)
Spinco Subs	Section 1.5(a)(ii)
Stockholder and Registration Rights Agreement	Section 2.2(a)(vi)
Subsequent Distribution	Recitals
Tax Matters Agreement	Section 2.2(a)(ii)
Third-Party Claim	Section 4.6(b)
Third-Party Proceeds	Section 4.7
Transfer Documents	Section 2.5
Transferable Permits	Section 1.5(a)(iv)
Transferred Leases	Section 1.6(a)(b)(x)
Transition Services Agreement	Section 2.2(a)(iii)
Transitional Trademark License Agreement	Section 2.2(a)(iv)

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

SANDISK CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT]